Exhibit 10.1

(English Translation - For Reference Purpose Only)

Stamp Duty JPY 600,000

Loan Agreement

JPY 450,000,000,000

May 1, 2017

(Borrower)

USJ Co., Ltd.

(Lender)

Sumitomo Mitsui Banking Corporation

Mizuho Bank, Ltd.

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Development Bank of Japan Inc.

Nippon Life Insurance Company

The Norinchukin Bank

(Agent)

Sumitomo Mitsui Banking Corporation

Baker McKenzie

(English Translation - For Reference Purpose Only)

INDEX

1. (DEFINITIONS)	3
2. (RIGHTS AND OBLIGATIONS OF LENDER)	14
3. (USE OF PROCEEDS)	15
4. (CONDITIONS PRECEDENT)	15
5. (MAKING OF LOANS)	17
6. (REFUSAL TO MAKE LOANS)	17
7. (EXEMPTION OF LENDER)	18
8. (INCREASED COSTS AND ILLEGALITY)	18
9. (REPAYMENT OF PRINCIPAL)	19
10. (INTEREST)	19
11. (PREPAYMENT)	20
12. (DEFAULT INTEREST)	21
13. (AGENT FEE)	22
14. (EXPENSES; TAXES AND PUBLIC CHARGES)	22
15. (PERFORMANCE OF BORROWER’S OBLIGATIONS)	22
16. (DISTRIBUTION TO LENDER)	24
17. (REPRESENTATIONS AND WARRANTIES BY THE BORROWER)	28
18. (COVENANTS OF THE BORROWER)	30
19. (ACCELERATION)	34
20. (SET-OFF AND DISCRETIONARY DISPOSAL)	37
21. (ARRANGEMENTS AMONG LENDERS)	38
21-2. (JOINT AND SEVERAL GUARANTEE)	40
22. (RIGHTS AND OBLIGATIONS OF THE AGENT)	40
23. (RESIGNATION AND DISMISSAL OF THE AGENT)	43
24. (CLARIFICATION OF THE INTENTION OF THE MAJORITY LENDERS)	43
25. (AMENDMENT TO THIS AGREEMENT)	44
26. (ASSIGNMENT OF STATUS)	45
27. (ASSIGNMENT OF LOAN CLAIMS)	46
27-2. (SYNDICATION COMPLETION NOTICE)	48
28. (COLLECTION FROM THIRD PARTY)	48
29. (MONEY LENDING BUSINESS ACT)	49
30. (GENERAL PROVISIONS)	50
Schedule 1	56
Schedule 2	57

(English Translation - For Reference Purpose Only)

(English Translation - For Reference Purpose Only)

Loan Agreement

USJ Co., Ltd. as the borrower (the "Borrower"), each of the financial institutions etc. listed in Schedule 1 as a lender (hereinafter referred to, individually or collectively, as "Lender(s)") and Sumitomo Mitsui Banking Corporation as the agent (the "Agent") have agreed as follows as of May 1, 2017 (this "Agreement").

1.	(DEFINITIONS)

In this Agreement, the following terms have the meaning set forth below, unless it is apparent that such terms mean otherwise in the context hereof.

(1)	"Arranger" means, individually or collectively, Sumitomo Mitsui Banking Corporation, Mizuho Bank, Ltd. and The Bank of Tokyo-Mitsubishi UFJ, Ltd..

(2)	"Business Day" means any day other than those that are bank holidays in Japan.

(3)	"Business Day (NY-Tokyo)" means any day other than those that are bank holidays in Japan or New York.

(4)	"Agency Services" means the services set forth in the provisions of this Agreement entrusted to the Agent by all Lenders for the benefit of all Lenders.

(5)	"Agent Fee" means the fee that the Borrower shall pay to the Agent in consideration of the Agency Services as separately agreed upon between the Borrower and the Agent.

(6)	"Parent Company," "Subsidiary," and "Affiliate" have the meaning as defined under Article 8 of the Ordinance on Terminology, Forms, and Preparation Methods of Financial Statements, etc. (Ordinance of the Ministry of Finance No. 59 of 1963; as amended) (for the avoidance of doubt, an Affiliate of the Borrower means any business entity on which the Borrower and/or its Subsidiary(ies) is able to exert a significant influence regarding such entity's financial and operational or business policy decisions).

(7)	"Lending Obligation" means the obligation of the Lenders to make Individual Loans to the Borrower on the Drawdown Date upon satisfaction of the Conditions Precedent.

(8)	"Conditions Precedent" means the conditions set forth under each item of Clause 4.

(9)	"Drawdown Date" means May 9, 2017.

(10)	"Exemption Period" means the period from the day (inclusive) on which the Borrower receives a notice under Clause 7.1 to the day (inclusive) on which it receives a notice under Clause 7.2.

(11)	"Exemption Event" means (i) an outbreak of a natural disaster, war or terrorist attack, (ii) an interruption or difficulty in electrical, communications or types of settlement systems, (iii) an occurrence of a situation where banks become unable to make loans in yen by usual methods in the Tokyo Interbank Market, or (iv) any other event not attributable to the Lenders that, in each

(English Translation - For Reference Purpose Only)

case, made it impossible to make any lending as reasonably determined by the Majority Lender or the Agent.

(12)	"Borrower's Business" means the operation, maintenance and management of the Theme Park and any businesses complementary or otherwise pertaining thereto (including the peripheral businesses conducted by the Borrower at the time of the execution hereof, and other business similar or complementary thereto).

(13)	"Related Companies" means collectively or individually the Parent Company, Subsidiaries and Affiliates.

(14)	"Fully Diluted Basis" means the condition assuming that, where a stock company issues the Potential Equity Interests, all of the Potential Equity Interests shall have been exercised in accordance with the content of the Potential Equity Interests as of that time and that all of the class shares convertible to common shares shall have been converted to common shares.

(15)	"Repayment Date" means (i) with respect to the Facility A Loan, the respective last days of March, June, September and December of each year starting from the last day of June 2017 and until the last day of March 2022, and (ii) with respect to the Facility B Loan, the last day of March 2022; provided, however, that, if such date falls on a day other than a Business Day, the relevant Repayment Date shall be the next Business Day, and if such next Business Day is in the next month, the immediately preceding Business Day shall be the Repayment Date.

(16)	"Event of Default" means collectively or individually the events provided for under each item of Clauses 19.1 and 19.2; provided, however, that, if the context requires that it means an event of default under an agreement other than this Agreement, it shall mean an event of default under an agreement in general.

(17)	"Base Rate" means collectively or individually the Facility A Base Rate and the Facility B Base Rate.

(18)	"Existing Senior Loan" means the loan pursuant to the Existing Senior Loan Agreement.

(19)	"Existing Senior Loan Agreement" means the loan agreement dated October 28, 2015 (as amended) executed among Asia Theme Park Investment Co., Ltd. (the present Borrower) as the Borrower, Sumitomo Mitsui Banking Corporation, Development Bank of Japan, Inc., Nippon Life Insurance Company and Goldman Sachs Securities Co., Ltd. as the Lenders and Sumitomo Mitsui Banking Corporation as the Agent.

(20)	"Existing Security" means any and all security interest to secure the Existing Senior Loan.

(21)	"Permission Etc." means any license and registration or the like required for the operation of the Borrower's Business.

(22)	"Permitted Merger" means the process after the Drawdown Date whereby the Borrower merges with the SPC with the Borrower being the surviving entity.

(23)	"Financial Indebtedness" means collectively and individually (i) short term loans, (ii)

(English Translation - For Reference Purpose Only)

commercial papers, (iii) long term loans (including those that become due and payable within one year from the execution date hereof), (iv) corporate bonds (including convertible bonds, convertible-bond type corporate bonds with new share reservation rights, and other corporate bonds with new share reservation rights), (v) indebtedness relating to interest rate swaps or other derivative transactions (excluding the indebtedness (if any) related to the forward exchange contracts (limited to those required for the normal business of the Borrower) and the interest rate swaps against the Lender for the purpose of hedging the interest rate change risk relating to the lending under this Agreement), (vi) indebtedness related to factoring, (vii) indebtedness relating to a discount on bill, (viii) indebtedness relating to a guarantee of indebtedness made for a third party, (ix) lease obligations (excluding the indebtedness relating to a finance lease of JPY 2 billion or below), (x) installment indebtedness, (xi) obligations of contribution of a silent partnership, an investment limited partnership or any other partnership (if any), and (xii) indebtedness relating to an acceptance of guarantee (including acceptance and guarantee transactions with financial institutions) (including recourse debts), and (xiii) other indebtedness equivalent of any of the above (i) to (xii).

(24)	"Financial Documents Etc." means collectively and individually (i) the documents provided for respectively under Article 435, Paragraph 2 and each item of Article 441, Paragraph 1 of the Companies Act and Article 444, Paragraph 1 of the Companies Act (the "Financial Documents") and (ii) non-consolidated cash flow statements prepared in a form reasonably satisfactory to the Agent that are prepared in accordance with the Companies Act (Act No. 86 of 2005; as amended), other Laws and Regulations and accounting standards generally recognized as fair and reasonable or the International Financial Reporting Standards.

(25)	"Fiscal Year" means each fiscal year of the Borrower which commences on April 1 of each year and ends on March 31 of the following year, or such other period as the Borrower from time to time designates as its fiscal year, which (unless specifically indicated otherwise) does not include the respective quarterly fiscal periods of the Borrower and the interim period.

(26)	"Taxes and Public Charges" means all public taxes or public charges including income taxes, corporate taxes and other taxes that are applicable in Japan.

(27)	"Governmental Authority" means (a) any international, foreign, national, local or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, central bank or public body, (c) any state public utilities commission or other authority and any national, local or municipal licensing or franchising authority or (d) any court or administrative tribunal.

(28)	"Individual Loans" means the respective loans made by each Lender pursuant to this Agreement.

(29)	"Individual Loan Proceeds" means the money lent (or to be lent) by a Lender to the Borrower

(English Translation - For Reference Purpose Only)

as an Individual Loan, and the "Individual Loan Amount" means the amount of the Individual Loan Proceeds set forth for each Lender in Schedule 1.

(30)	"Outstanding Individual Loan Debt" means the principal, the interest, default interest, Break Costs and any other payment obligation that the Borrower owes pursuant to this Agreement with respect to Individual Loans, and the "Outstanding Individual Loan Debt Amount" means the amount of the Outstanding Individual Loan Debt.

(31)	"Participation Ratio" means (i) before the Drawdown Date, the percentage of the total amount of the Individual Loan Amount of each Lender to the Total Loan Amount, and (ii) after the Drawdown Date, the percentage of the total amount of the amount equivalent to the principal of the Outstanding Individual Loan Debt of each Lender to the total amount of the amount equivalent to the principal of the Outstanding Individual Loan Debt of all Lenders.

(32)	"Private Rehabilitation Procedures" means (i) the specified certified dispute resolution procedures as defined in Article 2, Paragraph 16 of the Act on Strengthening Industrial Competitiveness (Act No. 98 of 2013; as amended), (ii) revitalization support procedures by the Small and Medium-sized Enterprise Revitalization Support Councils, (iii) revitalization support procedures of the Regional Economy Vitalization Corporation of Japan pursuant to the act concerning the Regional Economy Vitalization Corporation of Japan (Act No. 63 of 2009; as amended), (iv) private rehabilitation pursuant to the Guidelines on Private Rehabilitation, and (v) alternative dispute resolution procedures and private rehabilitation procedures similar to the above (including similar systems that are newly established under the Laws and Regulations after the execution date hereof, and including similar procedures pursuant to the Laws and Regulations outside Japan).

(33)	"Payment Time" means, where the Payment Date is provided for herein, 10:00 AM of such Payment Date.

(34)	"Syndicate Account" means the ordinary deposit account held by the Borrower at the Osaka Head Office of Sumitomo Mitsui Banking Cooperation (Account No.: 8285096, Account Holder: USJ Co., Ltd. Syndicate Account) for the purpose of making the Loan and of the performance by the Borrower of the obligations under this Agreement.

(35)	"Assignment for Syndication Purpose" means an assignment of the contractual status hereunder and the rights and obligations pertaining thereto (if any loan claims have accrued under this Agreement, including the assignment of such loan claims) that Sumitomo Mitsui Banking Corporation as a Lender or The Bank of Tokyo-Mitsubishi UFJ, Ltd. as a Lender carry out in favour of one or more third parties (excluding any competitors of the Borrower, the Guarantor or the Related Companies of the Guarantor) for the purpose of syndication during the Syndication Period.

(36)	"Syndication Completion Notice" means the notice made by the Agent to the Borrower

(English Translation - For Reference Purpose Only)

pursuant to the instructions of both of Sumitomo Mitsui Banking Corporation as a Lender and The Bank of Tokyo-Mitsubishi UFJ, Ltd. as a Lender under Clause 27-2.

(37)	"Syndication Period" means the period from the execution date of this Agreement to November 1, 2017 (provided that, if the Agent gives the Syndication Completion Notice to the Borrower before such date under Clause 27-2, the period shall continue until the date on which such notice arrives at the Borrower).

(38)	"Spread" means an annual rate of 0.65% with respect to the Facility A Loan and an annual rate of 0.75% with respect to the Facility B Loan as of the execution date hereof, and any revised rate if such rate is subsequently revised pursuant to Schedule 8.

(39)	"Break Cost" means the amount to be settled in cases where (i) the Loan is not made on the Drawdown Date, or where (ii) in the case of the principal having been repaid or set off before the Payment Date of the Individual Loans, and the Reinvestment Rate falls below the Base Rate, and is calculated by multiplying the difference between the Reinvestment Rate and the Base Rate relating to such Loan and the actual number of days of the Remaining Period by, in the case of (i), the amount of the Total Loan Amount less the Individual Loan Amount made (if any) or by, in the case of (ii), the principal amount repaid or set-off. "Remaining Period" means the period to the next Interest Payment Date from, in the case of (i), the Drawdown Date and from, in the case of (ii), the date on which the repayment or set-off is made, and "Reinvestment Rate" means the interest rate reasonably determined by the Lender as the interest rate to be applied on the assumption that, in the case of (i), the amount of the Total Loan Amount less the Individual Loan Amount made (if any) or, in the case of (ii), the repaid or off-set principal amount will be reinvested in the Tokyo Interbank Market during the Remaining Period. The calculation method for such Break Cost shall be on a per diem basis, inclusive of the first day and exclusive of the last day, assuming that there are 365 days per year, wherein divisions shall be done at the end of the calculation, and fractions less than one yen shall be rounded down.

(40)	"Potential Equity Interests" means new share reservation rights, corporate bonds with new share reservation rights, convertible bonds and bonds with preemptive rights provided for under the Commercial Code prior to the revision by Act No. 128 of 2001 (Act No. 48 of 1899; including amendments before such revision) and other claim rights in respect of a stock company for the issuing of new shares or transfer of treasury shares.

(41)	"Potential Events of Default" means collectively or individually any event that would be an Event of Default, through the lapse of time or giving of notice or both.

(42)	"Increased Costs" means the increased portion (the amount reasonably calculated by such Lender) of lending expenses, in cases where the Lender’s lending expenses under this Agreement are substantially increased (excluding any increase caused by a change in tax rates

(English Translation - For Reference Purpose Only)

on taxable incomes of such Lender) due to, among other things, (i) any enactment or amendment of Laws and Regulations, or any change in the interpretation or application thereof, or (ii) establishment or increase in capital reserves, in each case occurring after the date hereof.

(43)	"Lender With Increased Costs" means a Lender that has incurred Increased Costs.

(44)	"Majority Lender" means one or more Lenders whose Participation Ratio amounts to greater than 50% in total as of the Decision-Making Time. "Decision-Making Time" means, in cases where the Lenders or the Borrower determines that any event requiring instructions by the Majority Lenders has occurred, the point in time when the Agent receives notice under Clause 24.1(i), and in cases where the Agent determines it necessary to clarify the intention of the Majority Lenders, the point in time when the Agent gives notice under Clause 24.2.

(45)	"Advance Cost" means, in cases where the Agent makes an Advance Payment, the amount calculated as the amount of the Advance Payment multiplied by the Funding Rate and the actual number of days of the Advance Period. "Advance Period" means the period from the date on which the Advance Cost accrues to the date on which the Advance Payment is cleared, and "Funding Rate" means the interest rate reasonably determined by the Agent as the interest rate at which the amount of the Advance Payment made is procured during the Advance Period. The calculation method for such Advance Cost shall be on a per diem basis, inclusive of the first and last days, assuming that there are 365 days per year, wherein divisions shall be done at the end of the calculation, and fractions less than one yen shall be rounded down.

(46)	"Advance Payment" means, with respect to the Borrower’s repayment on a Payment Date, the payment made by the Agent to the Lenders upon the Agent’s giving notice to the Borrower, before the completion of the Borrower’s repayment, of an amount equivalent to the amount to be distributed to the Lenders pursuant to Clause 16. If the Borrower receives such notice, the Borrower shall not make any objection with respect to the Agent making the Advance Payment.

(47)	"Qualified Institutional Investors" means the persons provided for under each item of Article 10, Paragraph 1 of the Cabinet Office Ordinance on Definitions under Article 2 of the Financial Instruments and Exchange Act (Ordinance of the Ministry of Finance No. 14 of 1993; as amended) (limited to juridical persons who are residents in Japan).

(48)	"Interest Rate" means collectively or individually the Facility A Interest Rate and the Facility B Interest Rate.

(49)	"Non-Bank Lender" means a Lender who is a money lender as provided for under Article 2, Paragraph 2 of the Money Lending Business Act (Act No. 32 of 1983; as amended). However, with regard to a person who has accepted assignment of the Loan Claims and to whom the whole or a part of the provisions of the Money Lending Business Act is applicable in relation to such claims, this Agreement shall be applicable to such person as a Non-Bank Lender in relation to such claims even if the person is not a money lender as provided for under Article 2,

(English Translation - For Reference Purpose Only)

Paragraph 2 of the Money Lending Business Act.

(50)	"Anti-Social Conduct" means any act falling under any of the following items:

(a)	Conduct of making a demand in a violent manner;

(b)	Conduct of making an unjust demand that exceeds the legal liability;

(c)	Conduct using threatening words or actions or violence in connection with a transaction;

(d)	Conduct of damaging the Lenders' or the Agent's credibility or obstructing the business of the Lenders or the Agent by spreading false information or using fraudulent means or force; or

(e)	Other conduct similar to (a) through (d) above.

(51)	"Anti-Social Forces" means persons who fall under any of the following items:

(a)	Any organized crime group (boryokudan) (meaning a group a member of which (including a member of such group's affiliated body) is likely to facilitate violent illegal acts or similar acts in an organized or habitual way; the same applies hereinafter);

(b)	Any organized crime group member (boryokudan-in) (meaning a member of an organized crime group; the same applies hereinafter) and any person for whom less than five (5) years have passed since he/she ceased to be an organized crime group member;

(c)	Any quasi-member of an organized crime group (boryokudan jun koseiin) (a person who is not an organized crime group member and who has a relationship with an organized crime group and is likely to perform violent unlawful acts or similar acts using the influence of the organized crime group, or a person who cooperates or is involved in the maintenance or operation of the organized crime group by supplying funds, weapons, or other means to the organized crime group or an organized crime group member; the same applies hereinafter);

(d)	Any corporation related to an organized crime group (boryokudan kankei kigyo) (meaning a corporation where an organized crime group member is substantially involved in its management, a corporation managed by a quasi-member or a former member of an organized crime group which actively cooperates or is involved in the maintenance or operation of an organized crime group by supplying funds to the organized crime group or other means, or a corporation which actively uses an organized crime group and cooperates in the maintenance or operation of the organized crime group in the performance of its business; the same applies hereinafter);

(e)	Any corporate racketeer (sokaiya) or the like (meaning a person such as a corporate racketeer (sokaiya) or a corporate extortionist (kaisha goro) who is likely to perform violent unlawful acts or similar acts in the pursuit of unjust profits against a corporation or other entity, and poses a threat to the safety of civil life; the same applies hereinafter);

(f)	Any group engaging in criminal activities under the pretext of conducting social

(English Translation - For Reference Purpose Only)

campaigns, etc. (shakai undo tou hyobo goro) (meaning a person who is likely to conduct violent unlawful acts or similar acts in the pursuit of unjustifiable profits in the disguise of or under the pretext of conducting social campaigns or political activities, and poses a threat to the safety of civil life; the same applies hereinafter);

(g)	Any crime group, etc. specialized in intellectual crimes (tokushu chino hanzai shudan) (meaning a group or individual, other than persons listed under (a) to (f) above, who, backed by the relationship with an organized crime group, uses its force, has a financial connection with the organized crime group and forms the center of a structural fraud; the same applies hereinafter); or

(h)	Any other person similar to (a) through (g).

(52)	"ASF Related Parties" means persons who fall under any of the following items:

(a)	Any person who has a relationship in which an Anti-Social Force is deemed to control the management thereof;

(b)	Any person who has a relationship in which an Anti-Social Force is deemed to be substantially involved in the management thereof;

(c)	Any person who has a relationship in which he/she is deemed to unjustifiably use an Anti-Social Force for the purpose of seeking to obtain unfair profit for himself/herself or a third party, or causing damage to a third party, or for other similar purposes;

(d)	Any person who has a relationship in which he/she is deemed to provide funds or benefits to an Anti-Social Force or otherwise be involved with an Anti-Social Force; or

(e)	Any person who has a relationship which is socially reprehensible in that any of the officers or persons substantially involved in the management thereof is an Anti-Social Force.

(53)	"Facility A Loan" means the aggregate of the Individual Loans made pursuant to Clause 5.1(1) to be used for the purpose of use under Clause 3(1).

(54)	"Facility A Base Rate" means, with respect to each Interest Calculation Period, the interest rate for the term corresponding to the Interest Calculation Period of the Japanese Yen TIBOR published by the JBA TIBOR Administration or any successor institution thereof (page 17,097 of the Telerate or other page that may replace such page) as at 11:00 AM or at the nearest possible time after 11:00 AM of the second Business Day prior to the first day of such Interest Calculation Period. However, (i) if there is no relevant interest rate for such Interest Calculation Period, the Facility A Base Rate shall be the interest rate (indicated as an annual rate) calculated by performing linear interpolation based on the formula below (provided that the figure shall be rounded off to four decimal places), and (ii) if such interest rate is not published for some reason, the Facility A Base Rate shall be the interest rate (indicated as an annual rate) that is reasonably decided upon by the Agent as the offered rate or the like for a

(English Translation - For Reference Purpose Only)

drawdown in yen for the period corresponding to such Interest Calculation Period in the Tokyo Interbank Market as at 11:00 AM of the second Business Day prior to the first day of such Interest Calculation Period or the nearest time prior thereto. Notwithstanding the foregoing, if the interest rate determined in accordance with the above amounts to a negative value, the Facility A Base Rate shall be 0% (per annum).

(Formula with respect to the linear interpolation)

R={(r2-r1)／(t2-t1)}×(α-t1)+r1

R：Relevant interest rate for such Interest Calculation Period

α：Actual number of days of such Interest Calculation Period

r1：Interest rate displayed for the period of the number of days that is less than and the nearest to the number of days of such Interest Calculation Period

r2：Interest rate displayed for the period of the number of days that is greater than and the nearest to the number of days of such Interest Calculation Period

t1：Actual number of days of the period in relation to r1

t2：Actual number of days of the period in relation to r2

(55)	"Facility A Participation Ratio" means (i) before the Drawdown Date, the percentage of the Individual Loan Amount in relation to the Facility A Loan of each Lender to the Total Facility A Loan Amount, and (ii) after the Drawdown Date, the percentage of the amount equivalent to the principal of the Outstanding Individual Loan Debt in relation to the Facility A Loan of each Lender to the total amount of the amount equivalent to the principal of the Outstanding Individual Loan Debt in relation to the Facility A Loan of all Lenders.

(56)	"Total Facility A Loan Amount" means JPY 125,000,000,000.

(57)	"Facility A Interest Rate" means the interest rate (per annum) calculated by adding the Spread to the Facility A Base Rate.

(58)	"Facility B Loan" means the aggregate of the Individual Loans made pursuant to Clause 5.1(2) to be used for the purpose of use under Clause 3(2).

(59)	"Facility B Base Rate" means, with respect to each Interest Calculation Period, the interest rate for the term corresponding to the Interest Calculation Period of the Japanese Yen TIBOR published by the JBA TIBOR Administration or any successor institution thereof (page 17,097 of the Telerate or other page that may replace such page) as at 11:00 AM or at the nearest possible time after 11:00 AM of the second Business Day prior to the first day of such Interest Calculation Period. However, (i) if there is no relevant interest rate for such Interest Calculation Period, the Facility B Base Rate shall be the interest rate (indicated as an annual rate) calculated by performing linear interpolation based on the formula below (provided that the figure shall be rounded off to four decimal places), and (ii) if such interest rate is not published for some reason, the Facility B Base Rate shall be the interest rate (indicated as an

(English Translation - For Reference Purpose Only)

annual rate) that is reasonably decided upon by the Agent as the offered rate or the like for a drawdown in yen for the period corresponding to such Interest Calculation Period in the Tokyo Interbank Market as at 11:00 AM of the second Business Day prior to the first day of such Interest Calculation Period or the nearest time prior thereto. Notwithstanding the foregoing, if the interest rate determined in accordance with the above amounts to a negative value, the Facility B Base Rate shall be 0% (per annum).

(Formula with respect to the linear interpolation)

R={(r2-r1)／(t2-t1)}×(α-t1)+r1

R：Relevant interest rate for such Interest Calculation Period

α：Actual number of days of such Interest Calculation Period

r1：Interest rate displayed for the period of the number of days that is less than and the nearest to the number of days of such Interest Calculation Period

r2：Interest rate displayed for the period of the number of days that is greater than and the nearest to the number of days of such Interest Calculation Period

t1：Actual number of days of the period in relation to r1

t2：Actual number of days of the period in relation to r2

(60)	"Facility B Participation Ratio" means (i) before the Drawdown Date, the percentage of the Individual Loan Amount in relation to the Facility B Loan of each Lender to the Total Facility B Loan Amount, and (ii) after the Drawdown Date, the percentage of the amount equivalent to the principal of the Outstanding Individual Loan Debt in relation to the Facility B Loan of each Lender to the total amount of the amount equivalent to the principal of the Outstanding Individual Loan Debt in relation to the Facility B Loan of all Lenders.

(61)	"Total Facility B Loan Amount" means JPY 325,000,000,000.

(62)	"Facility B Interest Rate" means the interest rate (per annum) calculated by adding the Spread to the Facility B Base Rate.

(63)	"Payment Date" means the Repayment Date with respect to the principle relating to the Loan, the Interest Payment Date with respect to the interest, and any date specified as the date on which payment should be made in accordance with this Agreement with respect to other amounts.

(64)	"Statutory Insolvency Procedures" means collectively or individually the procedures for special conciliation, bankruptcy, civil rehabilitation, corporate reorganization or special liquidation and other statutory insolvency procedures or legal procedures equivalent thereof (including similar systems newly established pursuant to the laws and regulations related to bankruptcy that are enacted after the execution date hereof).

(65)	"Laws and Regulations" means collectively the treaties, laws, cabinet orders, ministerial ordinances, rules, announcements, judgments, decisions, decrees, arbitral awards, directives,

(English Translation - For Reference Purpose Only)

guidelines for supervision, guidelines and instructions, recommendations or other similar notices in writing by relevant authorities that apply to this Agreement, the transactions pursuant hereto or the parties hereto (for the avoidance of doubt, including, but not limited to, the Guarantor).

(66)	"Intercompany Loan" means the intercompany loan under the Promissory Note dated April 6, 2017 entered into by and between NBCUniversal Media, LLC as the lender and the SPC as the borrower.

(67)	"Loan" means the loans under this Agreement and means collectively or individually the Facility A Loan and the Facility B Loan.

(68)	"Loan Claims" means the claims in relation to the Loan.

(69)	"Shareholders" means collectively or individually NBCU and the SPC.

(70)	"Related Agreements" means collectively or individually the Letter of Guarantee and this Agreement.

(71)	"Total Loan Amount" means the total amount of the Total Facility A Loan Amount and the Total Facility B Loan Amount.

(72)	"Theme Park" means the theme park named "Universal Studios Japan" that the Borrower owns in the waterfront area in the western part of Konohana-ku in Osaka city.

(73)	"Guarantee" has the meaning set forth in Clause 21-2.1.

(74)	"Guarantee Obligations" has the meaning set forth in Clause 21-2.1.

(75)	"Letter of Guarantee" means the guarantee agreements created when the Guarantor submits in accordance with Clause 21-2 a joint and several guarantee substantially in the form of Schedule 10.

(76)	"Guarantor" means Comcast Corporation as the guarantor under the Guarantee.

(77)	"Guarantor Credit Ratings" has the meaning set forth in Schedule 8.

(78)	"Guarantor Credit Facility" means that certain Credit Agreement dated as of May 26, 2016, among the Guarantor, the financial institutions and other Persons party thereto from time to time, and JPMorgan Chase Bank, N.A. as Administrative Agent, as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement or instrument (and related documents) governing Indebtedness (as defined in the Guarantor Credit Facility) incurred to refinance or replace, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such facilities or a successor facility, whether by the same or any other bank, institutional lender, purchaser, investor, trustee or agent or group thereof. If at any time during the term of this Agreement there shall be no Guarantor Credit Facility in effect, or any provision thereof referenced herein shall no longer exist or otherwise be in effect with respect to the Guarantor

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Credit Facility as then in effect, such reference herein shall instead be deemed to refer to the Guarantor Credit Facility (or the applicable provision thereof) as in effect immediately prior to the termination thereof.

(79)	"Assignee" means a person who receives the assignment of the Loan Claims pursuant to Clause 27.1.

(80)	"Assignor" means the person who assigns the Loan Claims pursuant to Clause 27.1.

(81)	"Interest Calculation Period" means the respective calculation periods of the interest in relation to the Loan, which, for the first period, is the period from the Drawdown Date (inclusive) to the first Interest Payment Date (inclusive), and, for the second and subsequent periods, are the respective periods from the immediately preceding Interest Payment Date (inclusive) to the following Interest Payment Date (inclusive).

(82)	"Interest Payment Date" means the payment date for the interest in relation to the Loan, which, from and after May 2017, shall be the respective last days of the months during the period until the last day of the month of the date that is five Business Days after the date on which the Assignment for Syndication Purpose ends, and, thereafter, shall be the respective last days of March, June, September and December of each year during the subsequent period until March 2022; provided, however, that if the corresponding date falls on a day other than a Business Day, the Interest Payment Date shall be the next Business Day, and if such next Business Day is in the next month, the Interest Payment Date shall be the immediately preceding Business Day.

(83)	"Material Adverse Effect" means a material adverse effect on (a) the validity or enforceability against Borrower or the Guarantor of this Agreement or the Letter of Guarantee or (b) the ability of the Borrower and the Guarantor, taken as a whole, to perform their payment obligations under this Agreement and the Letter of Guarantee.

(84)	"Moody's" means Moody’s Investors Service, Inc., or its successors, or if it is dissolved or liquidated or no longer performs the functions of a securities rating agency, such other nationally recognized securities rating agency agreed upon by the Borrower and Agent and approved by the Majority Lender.

(85)	"NBCU" means NBCUniversal Asia, LLC.

(86)	"S&P" means Standard & Poor’s Ratings Services, a division of S&P Global, Inc., or its successor, or if it is dissolved or liquidated or no longer performs the functions of a securities rating agency, such other nationally recognized securities rating agency agreed upon by the Borrower and Agent and approved by the Majority Lender.

(87)	"SPC" means NBCUniversal Asia (Japan) GK.

2.	(RIGHTS AND OBLIGATIONS OF LENDER)

1.	The Lender shall assume the Lending Obligation in accordance with the provisions of this

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Agreement.

2.	Unless otherwise provided for in this Agreement, the obligations of each Lender under this Agreement shall be independent, and the Lender shall not be released from its obligations under this Agreement for the reason that any of the other Lenders fails to perform such obligations. The Lender shall not be responsible for any failure of other Lenders to perform their obligations under this Agreement.

3.	If a Lender, in breach of its Lending Obligation, fails to make Individual Loans on the Drawdown Date, such Lender shall, upon request by the Borrower, immediately compensate the Borrower for any damages, losses and expenses incurred by the Borrower as a result of such breach, which are within a relationship of adequate causation with such breach.

4.	Unless otherwise provided for in this Agreement, each Lender may exercise its rights under this Agreement separately and independently.

5.	The currency of the Loan shall be Japanese yen.

3.	(USE OF PROCEEDS)

The Borrower shall use the money raised by the Loan only for the purposes specified in the following items and shall not use it for any other purpose:

(1)	Facility A Loan

Funds for (i) refinancing of the Existing Senior Loan, (ii) repayment of the Intercompany Loan, and (iii) payment of all fees, expenses and costs payable or incurred with respect to (i) or (ii).

(2)	Facility B Loan

Funds for (i) refinancing of the Existing Senior Loan, (ii) repayment of the Intercompany Loan, and (iii) payment of all fees, expenses and costs payable or incurred with respect to (i) or (ii).

4.	(CONDITIONS PRECEDENT)

The Lender shall make the Individual Loans on the condition that all the Conditions Precedent prescribed in the following items are satisfied as of three Business Days prior to the Drawdown Date (provided, however, that with respect to the document prescribed in item 6 (g), it shall suffice to provide it by no later than 9:00 a.m. on the Drawdown Date) and that such satisfaction has been maintained until the time of the drawdown of the Individual Loans (whether or not notified pursuant to Clause 6.1). However, each Lender shall be entitled to waive the satisfaction of all or part of each Condition Precedent (including shortening the time period for advanced satisfaction thereof). The satisfaction of such Conditions Precedent shall be determined individually by each Lender, and no other Lender or the Agent shall be responsible

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for that Lender’s determination or refusal to make the Loan.

(1)	No Exemption Event has occurred.

(2)	All the matters set forth in each item of Clause 17 are true and correct.

(3)	The Borrower is not in breach (other than minor breach) of any provision of this Agreement or no such breach is reasonably likely to occur on or after the Drawdown Date.

(4)	It is reasonably certain that the amount of the Existing Senior Loan will be repaid in full on the Drawdown Date and that all the Existing Security will be released promptly after the Drawdown Date.

(5)	The Letter of Guarantee has duly and legally been executed by the Guarantor, and delivered to the Agent for the benefit of all Lenders;

(6)	The Borrower or with respect to (h) through (l) below, the Guarantor has provided all of the following documents to the Agent for the benefit of all Lenders:

(a)	A certified copy of the updated Articles of Incorporation of the Borrower;

(b)	A certified extract from the commercial register (rireki jikou zenbu shoumeisho) of the Borrower (which is issued on or after the date three months prior to the Drawdown Date and is valid as of the execution date of this Agreement);

(c)	A certificate of seal registration of the representative of the Borrower (which is issued on or after the date three months prior to the Drawdown Date and is valid as of the execution date of this Agreement);

(d)	A certified copy of the register of shareholders (kabunushi meibo) and lost share certificates register (kabuken soushitsu tourokubo), if any, of the Borrower;

(e)	A specimen of the seal impression or signature of the Borrower in a form designated by the Agent;

(f)	A certified copy of the minutes of the Board of Directors meeting of the Borrower approving the execution of this Agreement and the borrowing hereunder;

(g)	A certificate of the Borrower’s representative director certifying that all the Conditions Precedent have been satisfied on the Drawdown Date, substantially in the form set out in Schedule 3.

(h)	A specimen signature of the signatory for the Guarantor executing the Letter of Guarantee;

(i)	A certificate of incorporation and a certificate of good standing of the Guarantor (which are issued on or after the date three months prior to the Drawdown Date and is valid as of the execution date of the Letter of Guarantee);

(j)	A certified copy of by-laws of the Guarantor;

(k)	A specimen of the seal impression or signature of the Guarantor in a form designated by the Agent; and

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(l)	A certificate of the Guarantor's authorized officer as of the date of the Letter of Guarantee certifying that all the procedures required for the execution and delivery of the Letter of Guarantee have been completed on or prior to the date of the Letter of Guarantee in the form satisfactory to the Agent.

5.	(MAKING OF LOANS)

1.	The Lender shall make the Loan in accordance with the following items:

(1)	Facility A Loan

If the Lender that owes the Lending Obligation with respect to the Facility A Loan does not give notice pursuant to Clause 6.1, and all the Conditions Precedent are satisfied (or all or part of the Conditions Precedent that have not been satisfied are waived) in accordance with the preceding clause, that Lender shall remit the Individual Loan Amount with respect to the Facility A Loan to the Syndicate Account by no later than noon on the Drawdown Date. The Individual Loans shall be deemed to have been made by that Lender as of the time of the remittance to the Syndicate Account.

(2)	Facility B Loan

If the Lender that owes the Lending Obligation with respect to the Facility B Loan does not give notice pursuant to Clause 6.1, and all the Conditions Precedent are satisfied (or all or part of the Conditions Precedent that have not been satisfied are waived) in accordance with the preceding clause, that Lender shall remit the Individual Loan Amount with respect to the Facility B Loan to the Syndicate Account by no later than noon on the Drawdown Date. The Individual Loans shall be deemed to have been made by that Lender as of the time of the remittance to the Syndicate Account.

2.	When the Loan is made pursuant to the preceding paragraph, the Borrower shall promptly send to the Agent a written receipt describing the amount of the Individual Loans (including the amount thereof made by each Lender). The Agent shall, upon receiving such receipt, promptly provide a copy thereof to each Lender that made the Individual Loans. The Agent shall retain the original receipt in each case on behalf of the relevant Lender until the Outstanding Individual Loan Debt in relation to each Individual Loan is repaid in full.

6.	(REFUSAL TO MAKE LOANS)

1.	A Lender that decides not to make the Individual Loans for the reason that all or part of the Conditions Precedent are not satisfied (the “Non-Drawdown Lender”) may notify the Agent, the Borrower and all other Lenders of the decision with the reason affixed thereto by 5:00 p.m. of the Business Day immediately prior to the Drawdown Date. However, if, notwithstanding the

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satisfaction of all the Conditions Precedent, such notice is given and the Individual Loans are not made, the Non-Drawdown Lender shall not be released from liabilities arising from the breach of its Lending Obligation.

2.	The Borrower shall be responsible for any Break Cost or other damages, losses or expenses incurred by the Non-Drawdown Lender or the Agent as a result of the failure to make the Individual Loans by that Non-Drawdown Lender (provided, other than the Break Cost, such damages, losses or expenses shall be limited to a reasonable extent). However, the foregoing shall not apply if the failure to make the Individual Loans constitutes a breach of the Non-Drawdown Lender’s Lending Obligation.

7.	(EXEMPTION OF LENDER)

1.	If the Majority Lender or the Agent determines that an Exemption Event has occurred, the Agent shall immediately notify the Borrower and all Lenders of such event in writing.

2.	After the notice under the preceding paragraph is given, when the Majority Lender or the Agent reasonably determines that the Exemption Event has been resolved, the Agent shall notify the Borrower and all Lenders that such Exemption Event has been resolved.

3.	All Lenders shall be exempted from their Lending Obligation during the Exemption Period.

8.	(INCREASED COSTS AND ILLEGALITY)

1.	When any Increased Costs accrue, the Lender With Increased Costs may, to the extent such Lender With Increased Costs is making claims to other similarly situated borrowers to whom it has extended credit, by notifying the Borrower in writing through the Agent, request the Borrower to elect either: (i) to bear the Increased Costs; or (ii) to terminate this Agreement in relation to that Lender With Increased Costs (including the payment by the Borrower of the Break Cost). The Borrower shall elect either (i) or (ii) above by giving written notice to the Agent within 20 Business Days of the day on which such notice reaches the Borrower (in this paragraph referred to as the "Request Notice Receipt Date"). If no written notice by the Borrower in response to such election reaches the Agent after 20 Business Days from the Request Notice Receipt Date (in this paragraph referred to as the "Response Deadline"), it shall be deemed by the lapse of such period that there has been a response from the Borrower electing (i) above, and the Borrower consents to the same without objection.

2.	If the Borrower elects (i) as referred to in Clause 8.1 in response to the request of the Lender With Increased Costs under Clause 8.1, including the case where the Borrower is deemed to have made such election, the Borrower shall pay, in accordance with the provisions of Clause 15, the Lender With Increased Costs the money equivalent to such costs on the date falling five Business Days after the Response Deadline.

3.	If the Borrower elects (ii) as referred to in Clause 8.1 in response to the request of the Lender

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With Increased Costs under Clause 8.1 and if any Break Cost accrues to the Lender With Increased Costs, that Lender With Increased Costs shall notify the Agent of the amount of the Break Cost within two Business Days of the date on which the notice of such election reaches the Agent. After receiving such notice, the Agent shall immediately notify the Borrower of the same.

4.	When the Borrower elects (ii) as referred to in Clause 8.1 in relation to the Lender With Increased Costs under Clause 8.1, the Lending Obligation of the Lender With Increased Costs shall be extinguished on the date on which the notice of such election reaches the Agent, and thereupon, this Agreement shall be terminated only with respect to the Lender With Increased Costs. In this case, the Borrower shall pay to the Lender With Increased Costs all obligations it owes to that Lender With Increased Costs under this Agreement on the date falling five Business Days after the date on which the notice of such election reaches the Agent in accordance with the provisions of Clause 15. Until the Borrower completes the performance of all obligations it owes to the Lender With Increased Costs under this Agreement, the relevant provisions of this Agreement regarding the performance of such obligations shall remain in full force and effect with respect to the Costs Increased Lender.

5.	If the execution and performance of this Agreement and the transaction itself hereunder contravenes any Laws and Regulations that are binding on any Lender, that Lender shall decide on how to deal with the issue upon discussion with the Borrower and all other Lenders.

9.	(REPAYMENT OF PRINCIPAL)

The Borrower shall repay the principal of the Loan in accordance with the following items:

(1)	Facility A Loan

The Borrower shall pay to the Lender the principal of the Facility A Loan in installments of the respective amounts set out in Schedule 4 on each Repayment Date of the Facility A Loan in accordance with the provisions of Clause 15.

(2)	Facility B Loan

The Borrower shall pay to the Lender the principal of the Facility B Loan in a lump sum on the Repayment Date of the Facility B Loan in accordance with the provisions of Clause 15.

10.	(INTEREST)

1.	The Borrower shall pay interest of the Loan in accordance with the following items:

(1)	Facility A Loan

The Borrower shall pay, as interest of the Facility A Loan on the Interest Payment Date and corresponding to the respective Interest Calculation Period of each Lender, in

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accordance with the provisions of Clause 15, the total amount of interest calculated by multiplying the principal amount of the Outstanding Individual Loan Debt with respect to the Facility A Loan during such Interest Calculation Period by: (i) the Facility A Interest Rate and (ii) the actual number of days of the Interest Calculation Period corresponding to the relevant Interest Payment Date.

(2)	Facility B Loan

The Borrower shall pay, as interest of the Facility B Loan on the Interest Payment Date and corresponding to the respective Interest Calculation Period of each Lender, in accordance with the provisions of Clause 15, the total amount of interest calculated by multiplying the principal amount of the Outstanding Individual Loan Debt with respect to the Facility B Loan during such Interest Calculation Period by: (i) the Facility B Interest Rate and (ii) the actual number of days of the Interest Calculation Period corresponding to the relevant Interest Payment Date.

2.	The calculation method for the interest under Clause 10.1 shall be on a per diem basis, inclusive of first day and exclusive of last day, assuming that there are 365 days per year, wherein divisions shall be done at the end of the calculation, and fractions less than one yen shall be rounded down.

11.	(PREPAYMENT)

1.	The Borrower may not prepay all or any part of the principal of the Loan before the Payment Date of the principal of such Loan (the "Prepayment"). However, this shall not apply if the Prepayment is made pursuant to Clause 8 or in accordance with the procedures set out in the immediately following paragraphs.

2.	If the Borrower desires to make the Prepayment, the Borrower shall give a written notice to the Agent by no later than 7 Business Days prior to the date the Borrower desires to make such Prepayment (the "Requested Prepayment Date"), stating: (i) that the Borrower desires to make the Prepayment; (ii) the principal amount of the Loan the Borrower desires to prepay (in the case of the Prepayment of a portion of the principal, it should not be less than JPY 500,000,000, any excess thereof in increments of JPY 100,000,000); (iii) that the Borrower will pay in full on the Requested Prepayment Date the interest (in this clause referred to as the “Accrued Interest”) on the principal amount of the Loan desired to be prepaid that has accrued until the Requested Prepayment Date (inclusive) and the Break Cost (if any); and (iv) the Requested Prepayment Date. After receiving notice from the Borrower, the Agent shall notify all Lenders of items (i) through (iv) of this clause by no later than 6 Business Days prior to the Requested Prepayment Date.

3.	If a written notice of the Repayment is given to the Agent and the Agent notifies all Lenders of

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the content of the Prepayment in accordance with the preceding paragraph, all Lenders shall notify the Agent of the amount of the Break Cost by no later than two Business Days prior to the Requested Prepayment Date. (If no Break Cost accrues, those Lenders shall notify the Agent of the same.) After receiving such notice, the Agent shall notify the Borrower of the amount by no later than one Business Day prior to the Requested Prepayment Date. (If no Break Cost accrues, the Agent shall notify the Borrower of the same.) The Borrower shall pay on the Requested Prepayment Date, in accordance with the provisions of Clause 15, the total amount of the principal and the Accrued Interest and the Break Cost (if any) relevant to the Loan to be prepaid.

4.	In the case of the Prepayment of a portion of the principal of the Loan under the provisions of this clause, such Prepayment shall be applied to the prepayment of the principal of the Individual Loans of each Lender after the proration in proportion to the Facility B Participation Ratio and the Facility A Participation Ratio in the order of the Facility B Loan and the Facility A Loan. In the case of application of the Prepayment to the prepayment of the principal of the Facility A Loan, such application shall be made in inverse chronological order from the principal with the latest Payment Date of the respective amount of the Facility A Loan on each Repayment Date.

5.	The Agent shall notify all Lenders and the Borrower of the principal amount of the Outstanding Individual Loan Debt with respect to the Loan of each Lender after the Prepayment under the provisions of this clause (with respect to the Facility A Loan, including its principal amount on each Repayment Date after such Prepayment).

12.	(DEFAULT INTEREST)

1.	If the Borrower defaults in the performance of its payment obligations under this Agreement owing to the Lender or the Agent, the Borrower shall pay, immediately upon the Agent’s request and in accordance with Clause 15, for the period commencing on the Payment Date (inclusive) of such defaulted obligation (the “Defaulted Obligations”) and ending on the day (inclusive) the Borrower performs all the Defaulted Obligations, the default interest calculated by multiplying the amount of the Defaulted Obligations by the rate of (i) in the case of overdue principal of any Loan, 2 % per annum plus the Interest Rate otherwise applicable to such Loan as provided in Clause 10.1 or (ii) in the case of any other overdue amount, 2 % per annum plus the Facility A Interest Rate.

2.	The calculation method for default interest under Clause 12.1 shall be on a per diem basis, inclusive of the first day and exclusive of the last day, assuming that there are 365 days per year, wherein divisions shall be done at the end of the calculation, and fractions less than one yen shall be rounded down.

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13.	(AGENT FEE)

The Borrower shall pay the Agent the Agent Fee as separately agreed upon between the Borrower and the Agent for the performance of the Agency Services.

14.	(EXPENSES; TAXES AND PUBLIC CHARGES)

1.	All reasonable and documented out-of-pocket expenses including, without limitation, reasonable attorney’s fees of one primary counsel (and one counsel in any other local jurisdiction where required) and expenses for enforcement, incurred in connection with the preparation, review, negotiation, execution and any revision or amendment of this Agreement and an agreement to be prepared in relation to the Assignment for Syndication Purpose (in this clause referred to as the "Assignment Agreement for Syndication Purpose"), as well as all reasonable expenses including, without limitation, reasonable and documented attorney’s fees and expenses for enforcement (but limited to one primary counsel and one counsel in any other jurisdiction so required), incurred in relation to the maintenance and enforcement of the rights by the Lender and the Agent under this Agreement or the Assignment Agreement for Syndication Purpose, shall be borne by the Borrower to the extent not in violation of Laws and Regulations. If the Lender or the Agent has paid these expenses in the place of the Borrower, the Borrower shall pay, promptly upon the Agent’s request, the same in accordance with the provisions of Clause 15.

2.	All stamp duties and any other similar Taxes and Public Charges incurred in relation to the preparation, amendment or enforcement of this Agreement and a written agreement regarding the Assignment Agreement for Syndication Purpose, shall be borne by the Borrower. If the Lender or the Agent has paid these Taxes and Public Charges in the place of the Borrower, the Borrower shall pay, promptly upon the Agent’s request, the same in accordance with the provisions of Clause 15.

15.	(PERFORMANCE OF BORROWER’S OBLIGATIONS)

1.	In order to repay the obligations under this Agreement, the Borrower shall remit the relevant amount to the Syndicate Account: (i) by the Payment Time, for those obligations whose Payment Date is provided for herein; or (ii) promptly after the Agent’s request, for those obligations whose Payment Date is not provided for herein. In such cases, the Borrower’s obligations to the Agent or the Lender shall be deemed to be performed upon the time of the Agent’s withdrawal of the relevant amount from the Syndicate Account. The Agent shall perform such withdrawal: (i) by the Payment Date, for those obligations whose Payment Date is provided for herein and (ii) on the Business Day following the date of the remittance, for those obligations whose Payment Date is not provided for herein, and the Agent shall not assume any

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other obligation.

2.	The Borrower shall grant the Agent the authority to withdraw money from the Syndicate Account in accordance with Clause 15.1 and waives the right to cancel such delegation (provided that such withdrawal from the Syndicate Account may be made without a payment request by the Borrower).

3.	Unless otherwise provided for in this Agreement, a payment by the Borrower directly to any Lender other than the Agent, contrary to the provisions of Clause 15.1, of amounts owing under this Agreement shall not be deemed to constitute the due performance of obligations under this Agreement. In this case, the Lender receiving such payment shall immediately pay the amount it received to the Agent, and the obligations with respect to such money shall be deemed to have been performed upon the Agent’s receipt of such amount. The Borrower may not perform its obligations under this Agreement by deed-in-lieu of performance (daibutsu bensai), unless the Agent and all Lenders give their prior written approval.

4.	Unless otherwise set forth herein, the Borrower’s payments pursuant to this Clause 15 shall be applied in the order set forth below; provided, however, that the provisions of Clause 16.4 shall apply if any obligation of the Borrower becomes immediately due and payable pursuant to Clause 19.

(1)	those expenses to be borne by the Borrower under this Agreement, which the Agent has incurred in the place of the Borrower and the Agent Fee, as well as the default interest with respect thereto;

(2)	those expenses to be borne by the Borrower under this Agreement, payable to a third party, and the default interest with respect thereto;

(3)	those expenses to be borne by the Borrower under this Agreement, which any Lender has incurred in place of the Borrower, and the default interest with respect thereto;

(4)	default interest, except for those set forth in the preceding three items, and the Break Cost;

(5)	the interest on the Loan;

(6)	the principal of the Loan.

5.	Upon the application under Clause 15.4, if the amount to be applied falls short of the amount outlined in any of the items thereunder, with respect to the first item not fully covered (the "Item Not Fully Covered"), the remaining amount, after the application to the item of the next highest order of priority, shall be applied after the proration in proportion to the amount of the individual payment obligations owed by the Borrower regarding the Item Not Fully Covered, which have become due and payable.

6.	Unless otherwise required by Laws and Regulations, the Borrower shall not deduct the Taxes and Public Charges from the amount of obligations to be paid pursuant to this Agreement. If it is required to deduct the Taxes and Public Charges from the amount payable by the Borrower,

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the Borrower shall additionally pay the amount necessary in order for the Lender to be able to receive the amount that it would receive if no Taxes and Public Charges were imposed. In such cases, the Borrower shall directly send to the Lender, within 30 days from the date of payment, the certificate of tax payment in relation to withholding taxes issued by the tax authorities or other competent governmental authorities in Japan.

16.	(DISTRIBUTION TO LENDER)

1.	If there still exists any remaining amount after deducting the amount equivalent to the amount described in Clause 15.4 (1) and Clause 15.4 (2) from the amount withdrawn from the Syndicate Account pursuant to Clause 15, the Agent shall distribute such remaining amount to the Lender in accordance with the provisions of this Clause 16. However, if such money was withdrawn from the Syndicate Account pursuant to Clause 8.2 or Clause 8.4, notwithstanding the provisions of this Clause 16, the Agent shall promptly distribute such money to the Lender with Increased Costs as the case may be. If the Agent receives service for provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae) or attachment (sashiosae) with respect to the deposit receivables in relation to the Syndicate Account before the withdrawal from the Syndicate Account, the Agent shall not be obligated to withdraw from the Syndicate Account pursuant to Clause 15 and to make the distributions pursuant to this Clause 16. If the Agent makes the distributions pursuant to this Clause 16 regardless of such service, except where the Agent is willful or grossly negligent, the Lender that receives such distribution shall, upon the Agent’s request, immediately return to the Agent the distributed amount. If the distributed amount is returned from the Lender to the Agent and the Agent returns such money to the Syndicate Account, the Borrower’s obligation to repay such money shall be deemed not to have been performed retroactively at the time of the withdrawal from the Syndicate Account.

2.	If, prior to the distribution by the Agent to the Lender pursuant to this Clause 16: (a) an order for provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae) or attachment (sashiosae) in relation to the Loan Claims is served on the Borrower; or (b) an assignment in relation to the Loan Claims is made, the rights and obligations of the Borrower, the Agent and the Lender shall be subject to the following provisions:

(a) (i)         If the Agent completes the distribution to the Lender pursuant to this Clause 16 before receiving notice from the Borrower that it has received service of an order for provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae) or attachment (sashiosae) with respect to the Loan Claims:

In this case, even if the creditor obtaining an order for provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae) or attachment

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(sashiosae), the Borrower, the Lender or any other third party suffers damages, losses or expenses (in this clause referred to as the “Damages”) as a result of such distribution and the withdrawal from the Syndicate Account prior to such distribution by the Agent, the Agent shall not be liable in relation thereto, and the Borrower shall deal with them at its own cost and liability. The Borrower shall indemnify the Agent for any Damages incurred by the Agent due to such withdrawal and distribution.

(ii)	If the Agent, after the withdrawal from the Syndicate Account pursuant to Clause 15 and before the completion of the distributions to the Lender pursuant to this Clause 16, receives notice from the Borrower that it has received service of an order for provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae) or attachment (sashiosae) with respect to the Loan Claims for which such distribution is made:

In this case, (1) with respect to the money relating to such notice, the Agent may withhold the distributions pursuant to this Clause 16, and may take other measures in the manner that the Agent deems reasonable; and (2) the Agent shall distribute to all the Lenders, other than the Lender subject to such notice, the money withdrawn from the Syndicate Account excluding those subject to such notice. If the creditor obtaining an order for provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae) or attachment (sashiosae), the Borrower, the Lender or any other third party suffers any Damages as a result of the distribution and the withdrawal from the Syndicate Account prior to such distribution by the Agent pursuant to this item (ii), the Borrower shall deal with them at its own cost and liability. The Borrower shall indemnify the Agent for any Damages incurred by the Agent due to such withdrawal and distribution.

(iii)	If the Agent receives notice from the Borrower that it has received service of an order for provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae) or attachment (sashiosae) with respect to the Loan Claims before the withdrawal from the Syndicate Account pursuant to Clause 15:

In this case, (1) with respect to the money relating to such notice, the Agent shall not make the withdrawal from the Syndicate Account pursuant to Clause 15, provided, however, that if the Agent has not received notice from the Borrower that it has received service of an order for provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae) or attachment (sashiosae) by 8:00 a.m. on the date of the Agent’s withdrawal, the Agent may make the withdrawal from the Syndicate Account and the distributions, and in such cases, with respect to the money relating to such notice, the Agent may withhold the distributions pursuant to this Clause 16, and

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may take other measures in the manner that the Agent deems reasonable; and (2) the Agent shall distribute to all the Lenders, other than the Lender subject to such notice, the money withdrawn from the Syndicate Account excluding those subject to such notice. If the creditor obtaining an order for provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae) or attachment (sashiosae), the Borrower, the Lender or any other third party suffers any Damages as a result of the distribution by the Agent pursuant to this item (iii) and the withdrawal from the Syndicate Account prior to such distribution, the Agent shall not be liable in relation thereto, and the Borrower shall deal with them at its own cost and liability. The Borrower shall indemnify the Agent for any Damages incurred by the Agent due to such withdrawal and distribution.

(b)	If the Assignor and the Assignee, under joint names, notify the Agent of an assignment of the Loan Claims in accordance with Clause 27.2:

In this case, the Agent shall, after receiving the notice, immediately commence all administrative procedures necessary in order to treat such Assignee as the creditor of such Loan Claims, and the Agent shall be exempt insofar as the Agent treats the previous Lender as the party in interest until the Agent notifies the Borrower, the Assignor and the Assignee that such procedures have been completed. If the Assignee or any other third party suffers any Damages due to such treatment by the Agent, neither the Agent nor the Borrower shall be liable in relation thereto, and the Assignor of such Loan Claims shall deal with them at its own cost and liability. The Assignor of such Loan Claims shall jointly indemnify the Agent for any Damages incurred by the Agent arising out of this item (b).

3.	Unless otherwise set forth herein, the distributions by the Agent to the Lender shall be made in order, starting from Clause 15.4 (3) to Clause 15.4 (6), after the proration in proportion to the Facility A Participation Ratio with respect to obligations in relation to the Facility A Loan and after the proration in proportion to the Facility B Participation Ratio with respect to obligations in relation to the Facility B Loan. If there is an Item Not Fully Covered regarding the amounts to be distributed, the application and distribution with respect to such Item Not Fully Covered shall be made in accordance with the provisions of Clause 15.5.

4.	Notwithstanding Clause 15.4, Clause 15.5 and Clause 16.3, if the Borrower’s obligations hereunder become immediately due and payable pursuant to Clause 19, the Agent shall distribute the remaining amount after deducting the amounts described under Clause 15.4(1) and Clause 15.4(2) from the amount paid by the Borrower, in proportion to the amount of the obligations that the Borrower owes to the Lenders under this Agreement, which mean the principal of the Loan and the interest and the Break Cost and any other payment obligation that the Borrower owes to the Lenders under this Agreement, in which case, the application shall be

(English Translation - For Reference Purpose Only)

made in the order and method that each Lender deems appropriate. In this case, the Lender shall notify the Agent of the result of such application.

5.	If the remittance of money by the Borrower provided for in Clause 15.1 fails to be completed by the Payment Time, the Agent shall be under no obligation to make the distributions set forth in Clause 16.1 on the same date. In such cases, the Agent shall make such distributions immediately after recognizing that it has received the remittance from the Borrower, and the Borrower shall bear any Damages incurred by the Lender or the Agent which are directly caused by such distributions.

6.	Upon request from the Agent, and if such request is based on a reasonable cause, the Lender receiving such request shall immediately notify the Agent of the amount, including the specifics, of the receivables it holds against the Borrower under this Agreement. In this case, the obligation of the Agent to make distributions set forth in Clause 16.1 shall arise at the time all such notices reach the Agent. In the case where the Lender delays this notice without reasonable cause, such Lender shall bear any Damages incurred by any Lender or the Agent due to such delay.

7.	The Agent may make the distributions to the Lender by the Advance Payment. (For the avoidance of doubt, the Agent shall not be obligated to make such Advance Payment.) If the Advance Payment is not cleared by the Payment Time, the Lender that received the distribution pursuant to this Clause 16.7 shall, immediately upon the Agent’s request, reimburse to the Agent the amount of such Advance Payment that it received. The Lender shall, immediately upon the Agent’s request, pay to the Agent any Advance Cost required in making such Advance Payment in proportion to the amount of the Advance Payment that it received. If the Advance Payment is not cleared by the Payment Time and the Lender pays the Advance Cost to the Agent, the Borrower shall indemnify that Lender for such Advance Cost.

8.	If the Payment Dates of the Facility A Loan and the Facility B Loan overlap, and the amount of the remittance by the Borrower to the Syndicate Account falls short of the total amount required to be repaid with respect to each Loan on such Payment Dates, the Agent shall perform the distribution by applying to the repayment of each Loan the amount calculated by dividing the amount of the remittance in proportion to the total amount equivalent to the principal amount of the Outstanding Individual Loan Debt with respect to the Facility A Loan of all the Lenders and the total amount equivalent to the principal amount of the Outstanding Individual Loan Debt with respect to the Facility B Loan of all the Lenders, which should be the amount before any repayment if any principal of the Loan is to be repaid on such Payment Dates. (In the case of any fractions less than one yen, the Agent shall decide on how to deal with them at its own discretion.)

(English Translation - For Reference Purpose Only)

17.	(REPRESENTATIONS AND WARRANTIES BY THE BORROWER)

The Borrower represents and warrants to the Lender and the Agent that each of the following matters is true and correct as of the date of this Agreement and the Drawdown Date. The Borrower shall immediately provide notice in writing to the Agent in accordance with item (2) of Clause 18.2 in the event any of the facts set out in the following items are found to have been untrue or incorrect. This Clause 17 shall remain in full effect until the Borrower completes the performance of all its obligations and liabilities under this Agreement. The Borrower shall indemnify the Lenders and the Agent for all losses and expenses directly incurred by them which are directly caused by any of the following items being found to be untrue except in cases of the gross negligence or willful misconduct of the Agent or any Lender.

(1)	The Borrower is a stock company duly and validly incorporated and validly existing under the laws of Japan.

(2)	The Borrower holds both the capacity to hold rights and capacity to act required for the execution and performance of this Agreement, and all procedures required for the same by Laws and Regulations applicable to the Borrower, its articles of incorporation and other internal regulations have been completed.

(3)	The execution and performance of this Agreement by the Borrower and transactions associated herewith do not result in (i) any violation of the Laws and Regulations binding the Borrower (except minor violation thereof); (ii) any breach of the Borrower’s articles of incorporation or its other internal regulations (except minor breach thereof), and (iii) any breach of agreements entered into by the Borrower with third parties (excluding the Existing Senior Loan Agreement and the agreements to create the Existing Securities) which bind the Borrower or its assets to the extent a breach thereof would have a material adverse effect on the Borrower's performance of its payment obligations under this Agreement.

(4)	The person who signed or attached his/her name and seal to this Agreement on behalf of the Borrower is fully authorized to sign or attach his/her name and seal to this Agreement as the representative of the Borrower by all procedures required by the Laws and Regulations applicable to the Borrower, the articles of incorporation and other internal regulations of the Borrower.

(5)	(Intentionally Deleted)

(6)	This Agreement constitutes legal, valid and binding obligations of the Borrower, and is enforceable against the Borrower in accordance with the terms thereof (subject to restrictions under bankruptcy law (Hasan ho) or other Laws and Regulations which generally affect rights of the creditors of the Borrower, and excluding provisions which are generally suspected to be illegal or invalid in the agreements which are similar to this

(English Translation - For Reference Purpose Only)

Agreement).

(7)	This Agreement (i) has been duly and validly executed (ii) has not been amended without acknowledgement of the Lenders and the Agent, and (iii) to the best knowledge of the Borrower no cause to invalidate, terminate, repeal or cancel it has occurred, and to the knowledge of the Borrower, there is no reasonable likelihood thereof.

(8)	The Shareholders validly hold 100% (on the Fully Diluted Basis) of the outstanding shares of the Borrower.

(9)	All Financial Documents prepared by the Borrower are prepared in accordance with accounting standards which are generally accepted as fair and appropriate in Japan or the International Financial Reporting Standards (IFRSs), and are audited by an audit firm and such audit has been completed in its unqualified opinion.

(10)	After the Fiscal Year ending in March 2016, to the knowledge of the Borrower, no material events which have or would reasonably be expected to have a material adverse effect on the Borrower's performance of its payment obligations under this Agreement have occurred.

(11)	The Borrower has not established any security interest over its material assets excluding the Existing Securities and security interests automatically created by virtue of the Laws and Regulations or otherwise permitted hereunder.(including Clause 18.3)

(12)	The Financial Indebtedness of the Borrower under this Agreement are ranked at least pari passu in all respects with all other unsecured and non-subordinated payment obligations (including guarantee obligations) of the Borrower under other agreements (excluding obligations prioritized by virtue of the Laws and Regulations).

(13)	No Statutory Insolvency Procedures or Private Rehabilitation Procedures have been initiated with respect to the Borrower. The Borrower has not become unable (shiharai funo), or admitted to its creditors its inability (shiharai teishi) to pay debts generally as such debts become due, nor has it become insolvent. Any promissory note (yakusoku tegata) or check (kogitte) issued by the Borrower in Japan has not been dishonored (fuwatari) and the transactions of the Borrower have not been suspended by a clearinghouse, or densai.net Co., Ltd., and no other equivalent procedures have been taken by other electric monetary claim recording institutions. There is no reasonable likelihood that the Borrower's execution and performance of this Agreement will cause the occurrence of any circumstances set out in this paragraph.

(14)	No litigation procedures, arbitration procedures, administrative procedures or any other legal procedures which will or may have a material adverse effect on the Borrower's performance of its payment obligations under this Agreement has been commenced, and to the Borrower’s knowledge there is no reasonable likelihood that such procedures will be

(English Translation - For Reference Purpose Only)

commenced.

(15)	The Borrower has obtained and maintains duly and validly all material Permission Etc. (excluding minor violations, a failure to which has or would reasonably be expected to have a material adverse effect on the Borrower's performance of its payment obligations under this Agreement. The Borrower is not in breach of the Laws and Regulations (including but not limited to construction law (Kenchikukijun ho) (Law No. 201 of 1950 as amended)) which have a material adverse effect on the Borrower's performance of its payment obligations under this Agreement.

(16)	No Events of Default have occurred and, to the Borrower's knowledge, there is no reasonable likelihood for such events to occur.

(17)	The Borrower does not fall under Anti-Social Forces or ASF Related Parties, and has not committed Anti-Social Conduct by itself or through a third party.

(18)	(Intentionally Deleted)

18.	(COVENANTS OF THE BORROWER)

1.	Obligations to Submit Documents

The Borrower covenants that it will, at its expense, submit to the Agent the documents listed in the following items on and after the execution date of this Agreement, up until all of its obligations owed to the Lender and the Agent under this Agreement are satisfied (it only has to submit one document to the Agent, in principle; however, if directed by the Agent, it shall submit as many documents as the number of all the Lenders; the same shall apply with regard to the submission of all documents set forth in this Article). The Borrower shall, upon submitting each such document, be deemed to represent and warrant to the Lender and the Agent that the content thereof is true and correct in all material respects.

(1)	(Intentionally Deleted)

(2)	Submit the Borrower's audited Financial Documents Etc. for each Fiscal Year within three months after the end of the Fiscal Year;

(3)	(Intentionally Deleted)

(4)	(Intentionally Deleted)

(5)	Submit a report substantially in the form set forth in Schedule 6 on the status of compliance with the financial covenants provided for in the items 2 and 3 of paragraph 4 of this Article within three months after the end of each Fiscal Year;

(6)	(Intentionally Deleted)

(7)	(Intentionally Deleted)

(8)	Submit a copy of the Borrower's tax return within 20 days after it is filed;

(9)	If the Borrower makes an amendment to the content of the certificate of seal-impression or

(English Translation - For Reference Purpose Only)

registration of signature or seal-impression (unless automatically amended pursuant to the provisions of Laws and Regulations), submit the original copy of the certificate of seal-impression or the registration of signature or seal-impression as amended, and in the case of amendment to the content of the registration of signature or seal-impression, the latest certificate of full registry records as of the submission of the registration after such amendment, reasonably promptly after the amendment; and

(10)	(Intentionally Deleted)

(11)	(Intentionally Deleted)

(12)	To the extent that such disclosure would not constitute a breach of any duty of confidentiality or waiver of attorney-client privilege, submit any document or material relating to the financial condition or business of the Borrower upon reasonable request from the Agent whenever reasonably required, promptly after such request.

2.	Reporting Obligations

The Borrower covenants that if any of the events listed in the following items occurs, it will, at its expense, promptly deliver a report in writing to the Agent setting forth the details thereof, as set forth in the following items on and after the execution date of this Agreement, up until all of the obligations of the Borrower owed to the Lender and the Agent under this Agreement are satisfied. The Borrower shall, upon delivering such report, be deemed to represent and warrant to the Lender and the Agent that the content thereof is true and correct in material respects.

(1)	In the event any Event of Default or Potential Event of Default occurs or is reasonably anticipated to occur, the details thereof;

(2)	In the event any fact represented and warranted (including any fact deemed to have been represented and warranted) by the Borrower in this Agreement is found to be untrue, the details thereof;

(3)	In the event any litigation procedure, arbitration, administrative procedure or other dispute that will have a material adverse effect on the Borrower's performance of its payment obligations under this Agreement occurs or is reasonably anticipated to occur, the details thereof;

(4)	In the event any event that will or would reasonably be expected to have a material adverse effect on the Borrower's performance of its payment obligations under this Agreement occurs or is reasonably anticipated to occur, the details thereof;

(5)	In the event the Borrower receives from any administrative authority or judicial authority a recommendation, notice, communication or inquiry of the violation or possible violation of Laws and Regulations with regard to the Borrower that will have a material adverse effect on the Borrower's performance of its payment obligations under this Agreement, the details thereof;

(English Translation - For Reference Purpose Only)

(6)	In the event any Permission Etc. that is essential to the performance of major business of the Borrower is rescinded, the details thereof;

(7)	(Intentionally Deleted)

(8)	In the event any of the Guarantor Credit Ratings changes from the previous one, the details thereof with copies of the latest rating report issued by the relevant rating agencies;

(9)	In the event an order of provisional attachment, preservative attachment or attachment is served with respect the Loan Claims, the details thereof; and

(10)	(Intentionally Deleted)

3.	Negative Pledge

The Borrower covenants that unless the Majority Lender gives prior written consent, it will not do any of the acts listed in the following items on and after the execution date of this Agreement, up until all of the obligations of the Borrower owed to the Lenders and the Agent under this Agreement are satisfied:

(1)	Except for the following cases, offer, or cause the Affiliate to offer, any security (excluding any lien, possessory lien or other security provided for in Laws and Regulations) to secure any obligation other than the obligations under this Agreement without obtaining consent thereto from the Majority Lender:

(a)	The Borrower newly acquires assets on which security interests have already been created;

(b)	With regard to loans obtained for the purpose of acquiring assets (including loans with regard to the refinancing thereof) and finance lease (including capital lease), the Borrower offers such assets as security:

(c)	Such offer of security is required under Laws and Regulations;

(d)	Upon raising a fund by the method of securitization of assets or sale and leaseback (or similar) arrangements, the Borrower offers any security to the extent necessary;

(e)	Upon performing a foreign exchange transaction related to exports and imports, the Borrower offers any security on the freight and the bill of lading (including other documents certifying shipping contracts and insurance documents) relating to such exports and imports;

(f)	In a project finance initiative in which the Borrower participates as an investor, a holder of subordinated loan claims or other sponsor, the Borrower offers any security on its equity of contributions to the project company (including the shares issued by the project company), subordinated loan claims and other claims for other providers of the finance;

(g)	Any netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements for the purposes of netting debit and credit

(English Translation - For Reference Purpose Only)

balances in connection with its cash pooling facilities; and

(h)	Any payment or close out netting or set-off arrangement pursuant to derivative transaction entered into by the Borrower in connection with protection against or benefit from fluctuation in any rate or price; and

(i)	Any other security securing obligations in an aggregate amount not to exceed 1 billion yen.

(2)	Offer, or cause the Affiliate to offer, any security to secure the obligations under this Agreement for part of the Lenders.

4.	Financial Covenants

The Borrower covenants that it will comply with the financial covenants set forth in the following items on and after the execution date of this Agreement, up until all of the obligations of the Borrower owed to the Lender and the Agent under this Agreement are satisfied:

(1)	(Intentionally Deleted).

(2)	The Borrower shall maintain the amount of net worth in the Borrower's non-consolidated balance sheet (i) as of the end of the current Fiscal Year (commencing on April 1, 2017) , not less than 200,000 million yen, and (ii) thereafter, as of the end of each Fiscal Year, not less than the higher of 80% of the amount of net worth as of the end of the preceding Fiscal Year and 200,000 million yen.

(3)	Unless such ordinary loss is caused solely due to any changes in the accounting standards, the Borrower shall record no ordinary loss in the Borrower's non-consolidated profit and loss statement at the end of 2 consecutive Fiscal Year.

5.	Negative Covenants

The Borrower covenants that unless the Majority Lender gives prior written consent (such consent shall not be unreasonably refused, withheld or delayed), it shall not do any of the acts listed in the following items on or after the execution date of this Agreement, up until all of the obligations of the Borrower owed to the Lender and the Agent under this Agreement are satisfied:

(1)	Enter into any entity conversion (as defined in Article 2, item 26 of the Companies Act), merger (except for the Permitted Merger), company split, share exchange or share transfer, assign (including any assignment for a sale and leaseback transaction) in connection with all or any material part of its business or assets with a third party, or succeed to all or any part of the material business or assets of a third party, unless any of the above transactions shall not reasonably be expected to have a Material Adverse Effect;

(2)	Change the Borrower's Business in any material respect;

(3)	(Intentionally Deleted)

(4)	Become an Anti-Social Force and ASF Related Party; and

(English Translation - For Reference Purpose Only)

(5)	Commit itself, or take advantage of any third party to commit, any Anti-Social Conduct.

6.	Other Covenants

The Borrower covenants that it will, at its expense, do all of the acts listed in the following items on and after the execution date of this Agreement, up until all of the obligations of the Borrower owed to the Lender and the Agent under this Agreement are satisfied:

(1)	Maintain the Permission Etc. that are essential to the performance of the major business of the Borrower and comply with the provisions of material Laws and Regulations, as well as this Agreement, in each case, a failure to which has or would reasonably be expected to have a material adverse effect on the Borrower's performance of its payment obligations under this Agreement;

(2)	Upon reasonable request from the Agent or the Lender through the Agent, deliver a report on the assets and/or management of the Borrower and its Subsidiary and Affiliate;

(3)	(Intentionally Deleted)

(4)	Unless otherwise provided for in Laws and Regulations, for the purpose of payment for all of the obligations of the Borrower owed to the Lender and the Agent under this Agreement, make the same not subordinate to, and at least pari passu with, other unsecured payment obligations owed by the Borrower; and

(5)	(Intentionally Deleted)

(6)	Complete the payment for the Existing Senior Loan in entirety promptly after the drawdown of the Loan (and no later than the Drawdown Date); and complete the release of the entire Existing Security promptly after the drawdown of the Loan (provided, however, that with regard to any registered security, applying for the cancellation of the registration promptly after the Drawdown Date shall be sufficient).

19.	(ACCELERATION)

1.	If any of the events described in the items below occurs with respect to the Borrower, all of the obligations of the Borrower owed to the Lender and the Agent under this Agreement shall automatically become due and payable without any notice or demand by the Lender or the Agent, and the Borrower shall immediately pay the principal of and interest on the Loan, the Break Cost and any other payment obligation that the Borrower owes pursuant to this Agreement in accordance with the provisions of Clause 15:

(1)	The Borrower has admitted to its creditors its inability to pay debts generally as such debts become due (shiharai teishi);

(2)	Any petition for the commencement of any Statutory Insolvency Procedure (excluding a special conciliation (tokutei-chotei) procedure) is filed against the Borrower;

(3)	The Borrower adopts a resolution for dissolution or receives an order of dissolution;

(English Translation - For Reference Purpose Only)

(4)	The Borrower ceases to continue all or substantially all of their business and such cessation has a Material Adverse Effect;

(5)	Transactions of the Borrower are suspended by a clearinghouse, transactions of the Borrower are suspended by densai.net Co., Ltd., or equivalent procedures are taken by an equivalent electric monetary claim recording institution; and

(6)	Any order or notice of provisional attachment, preservative attachment or attachment is rendered with respect to the deposit receivables or other receivables held by the Borrower against the Lender provided that no acceleration shall occur if such provisional attachment is being cancelled within 20 Business Days of commencement.

2.	If any of the events described in the items below occurs with respect to the Borrower or the Guarantor, all of the obligations of the Borrower owed to all Lenders and the Agent under this Agreement shall, upon notice to the Borrower from the Agent upon request by the Majority Lender, become due and payable, and the Borrower shall immediately pay the principal of and interest on the Loan, the Break Cost and any other payment obligation that the Borrower owes pursuant to this Agreement in accordance with the provisions of Clause 15:

(1)	The Borrower or the Guarantor delays the performance of any payment obligation that the Borrower or the Guarantor owes to the Lender or the Agent, unless such delay is considered by the Majority Lender to have arisen from any problem in clerical procedures and is remedied, within three Business Days (or with respect to the payment obligations relevant solely to the Guarantor, within five Business Days (NY-Tokyo)) from (but not including) the date of such delay;

(2)	Any fact represented and warranted (including any fact deemed to be represented and warranted but excluding any minor fact) by the Borrower or the Guarantor under this Agreement or the Letter of Guarantee is found to be untrue respect and is not remedied within 7 Business Days (provided, with respect to any fact the Guarantor represented and warrantied pursuant to the Letter of Guarantee, 30 Business Days (NY-Tokyo)) from (but not including) the date on which such fact is found to be untrue;

(3)	Except for the cases described in the preceding two items, either of the Borrower and the Guarantor has breached any of its obligations under this Agreement or the Letter of Guarantee (excluding any minor breach) and such is not remedied within 7 Business Days (provided, with respect to any breach of the obligation under the Letter of Guarantee by the Guarantor, 30 Business Days (NY-Tokyo)) from (but not including) the date of such breach;

(4)	Any of the Borrower or the Guarantor's obligations for borrowed money other than those under this Agreement or the Letter of Guarantee, in an aggregate amount exceeding 500 million USD, becomes due and payable or is accelerated prior to the scheduled maturity

(English Translation - For Reference Purpose Only)

thereof, or any of the Borrower or the Guarantor's guarantee obligations other than those under the Letter of Guarantee, in an aggregate amount exceeding 500 million USD, becomes due and payable or is accelerated prior to the scheduled maturity thereof, and the Borrower or the Guarantor fails to repay such obligation (after giving effect to any applicable grace periods), unless such failure is considered by the Majority Lender to have arisen from any problem in clerical procedures and is remedied, with respect to the Borrower's obligations, within three Business Days and with respect to the Guarantor's obligations, within five Business Days (NY-Tokyo), each from (but not including) the date of such failure (provided that to the extent any acceleration referred to in this paragraph is duly rescinded by the required holders of the applicable obligations, such acceleration shall cease to qualify as an event under this paragraph (4)); for the purpose of calculation under this paragraph (4), the amount of currencies other than USD shall be converted into USD based on the Telegraphic Transfer Middle Rate published by Sumitomo Mitsui Banking Corporation from time to time;

(5)	The Borrower and its Subsidiaries and Affiliates as a whole abolish their major business or receive an order of business suspension for a period exceeding 60 calendar days from the relevant Governmental Authority;

(6)	The Guarantor receives a court order of a permanent suspension of its business;

(7)	Any of the events described in the items in the Clause 19.1 (except paragraph (5) thereof) or equivalent events in any jurisdictions other than Japan occurs with respect to the Guarantor;

(8)	(Intentionally Deleted)

(9)	The Guarantor ceases to hold, directly or indirectly, beneficially or of record, more than 50% (on the Fully Diluted Basis) of the aggregate ordinary voting power represented by the issued and outstanding shares of the Borrower;

(10)	A petition for special conciliation (tokutei-chotei) procedure (including any similar procedure thereto) is filed against the Borrower;

(11)	A Private Rehabilitation Procedure is commenced in respect of the Borrower through a petition, application or other method therefor; and

(12)	In addition to the preceding items, the assets, management, financial or business conditions of the Borrower as a whole materially deteriorate and such deterioration has a Material Adverse Effect.

3.	If any obligation of the Borrower becomes immediately due and payable pursuant to this Clause, it shall compensate for or indemnify in respect of default interest, as well as any and all damages, losses and expenses arising for each Lender or the Agent directly from the occurrence of the events set forth in this Clause except where such damages, losses or expenses are caused

(English Translation - For Reference Purpose Only)

by the gross negligence or willful misconduct of the Agent or any Lender.

4.	If the notice set forth in Clause 19.2 is delayed or is not delivered to the Borrower due to any fault of the Borrower, all of the obligations of the Borrower under this Agreement shall become due and payable as of when it should otherwise have been delivered, and the Borrower shall immediately pay the principal of and interest on the Loan, the Break Cost and any other payment obligation that the Borrower owes pursuant to this Agreement in accordance with the provisions of Clause 15.

5.	If a Lender becomes aware of the occurrence of any event described in the items of Clause 19.1 or the items of Clause 19.2 with respect to the Borrower or the Guarantor, it shall immediately notify the Agent to that effect, and the Agent shall notify all other Lenders of the occurrence of such event.

6.	Even if obligations of the Borrower become due and payable, the Lender may, by a decision to be made by the Majority Lender, grant a grace period considered appropriate for all or any part of the obligations of the Borrower that have become due and payable. In such case, all the Lenders shall comply with the decision so made to grant a grace period. The grant of a grace period by the Lender shall not set any limit on the acceleration of obligations pursuant to this Clause on the ground of any similar or other event to occur thereafter.

20.	(SET-OFF AND DISCRETIONARY DISPOSAL)

1.	Set-off

(1)	Set-off by the Lender

When the Borrower is required to perform its obligations to the Lender upon their due date, upon acceleration or otherwise, regardless of the provisions of Clause 15.3, (a) the Lender may set off the claims it has against the Borrower under this Agreement against its deposit obligations, obligations under the insurance contract or other obligations owed to the Borrower whether or not such obligations are due and payable, and (b) the Lender may also omit giving prior notice and following established procedures, may take the deposited amount on behalf of the Borrower, and apply this amount to the payment of the obligations under this Agreement. The interest, Break Cost, default interest and others for the receivables and obligations involved in such a set-off or application to payment shall be calculated (in this paragraph referred to as the "Calculation") for the period up to the date of the Calculation, and the interest rate or default interest rate shall be in accordance with each agreement, and the foreign exchange rate at the time of the Calculation, as reasonably determined by the Lender, shall be applied. If the amount to be set-off or applied to payment is not sufficient to extinguish all of the Borrower's obligations, the Lender may apply such set-off amount in the order and method it deems appropriate, and the Borrower

(English Translation - For Reference Purpose Only)

shall not object to such application.

(2)	Set-off by the Borrower

In respect of any Lender, (i) if, regardless of whether or not any Individual Loan becomes due and payable, any insured event occurs as provided in the Deposit Insurance Act (Act No. 34 of 1971, as amended) and Article 49, paragraph 2 of the Agricultural and Fishery Cooperation Savings Insurance Act (Act No. 53 of 1973, as amended), or (ii) if any Individual Loan becomes due and payable, and if it is necessary for the Borrower to preserve its deposit receivables and other receivables (including receivables under the insurance contract) that it has against the Lender that have become due and payable, the Borrower may set off such deposit receivables, receivables under the insurance contract and other receivables against its obligations owed to the Lender under this Agreement, regardless of the provisions of Clause 15.3. In this case, the Borrower shall give written set-off notice and promptly submit to the Lender the receivable certificates for the deposit receivables, receivables under the insurance contract or other receivables being set-off and the passbook impressed with the seal of the seal impression submitted. The interest rate and default interest and others for the receivables and obligations involved in such a set-off shall be calculated for the period up to the date of receipt of such set-off notice, and in such calculation, the interest rate and default interest shall be in accordance with each agreement, and the foreign exchange rate on the date such set-off notice is delivered, as reasonably determined by the Lender, shall be applied. If the Borrower's receivables to be set-off are not sufficient to extinguish all of its obligations, the Lender may apply such set-off amount in the order and method it deems appropriate, and the Borrower shall not object to such application.

2.	Notice to the Agent

If a set-off is made pursuant to Clause 20.1, the relevant Lender in the case described in Clause 20.1(1) and the Borrower in the case described in Clause 20.1(2) shall promptly notify the Agent of the details thereof in writing, and the Agent shall notify all the Lenders thereof without delay. If any damages, losses and expenses are incurred by the Lender or the Agent due to a delay of such notice without any reasonable cause, either the Lender or the Borrower who has failed to give such notice shall bear such damages, losses and expenses.

21.	(ARRANGEMENTS AMONG LENDERS)

1.	If a set-off is performed by a Lender pursuant to Clause 20.1(1) (such Lender, hereafter, a "Set-off Initiating Lender"), the Lenders shall make arrangements with each other for each Individual Loan subjected to the set-off (such Individual Loan, in this Clause 21.1, an "Individual Loan subject to the Lender's set-off") by way of assigning receivables pursuant

(English Translation - For Reference Purpose Only)

to the procedures described in the items below:

(1)	The Agent shall calculate each amount (the "Intended Distribution Amount") that the Lender (in this Clause 21.1, the "Remaining Lender"), who has made the Individual Loan other than the Individual Loan subject to the Lender's set-off (in this Clause 21.1, the "Remaining Individual Loan"), should have received pursuant to Clause 16 assuming that the amount of the obligations in relation to the Individual Loan subject to the Lender's set-off, which has been extinguished due to the performance of a set-off, had been paid to the Agent.

(2)	The Set-off Initiating Lender shall purchase from the Remaining Lender the receivables, which are included in the Remaining Individual Loan, in the amount equivalent to the Intended Distribution Amount at their face value; provided, however, that the Remaining Lender may refuse such sale.

(3)	If the assignment under the immediately preceding item is made, the Remaining Lender shall, at its own expense, notify the Borrower promptly after the assignment by a document bearing a certified date (kakutei-hizuke) pursuant to Article 467 of the Civil Code (Act No. 89 of 1896, as amended) and concurrently notify the Guarantor thereof.

2.	If a set-off is performed by the Borrower against a Lender pursuant to Clause 20.2(2) (such Lender, hereafter, a "Set-off Lender"), only if a Lender other than the Set-off Lender requests, the Lenders shall make arrangements with each other for each Individual Loan subjected to the set-off (such Individual Loan, in this Clause 21.2, an "Individual Loan subject to the Borrower's set-off") by way of assigning receivables pursuant to the procedures described in the items below:

(1)	The Agent shall calculate the Intended Distribution Amount that the Lender (in this Clause 21.2, the "Remaining Lender"), who has made the Individual Loan other than the Individual Loan subject to the Borrower's set-off (in this Clause 21.2, the "Remaining Individual Loan"), should have received pursuant to Clause 16 assuming that the amount of debt obligations in relation to the Individual Loan subject to the Borrower's set-off, which has been extinguished due to the performance of a set-off, had been paid to the Agent.

(2)	The Set-off Lender shall purchase from the Remaining Lender the receivables, which are included in the Remaining Individual Loan, in the amount equivalent to the Intended Distribution Amount at their face value.

(3)	If the assignment under the immediately preceding item is made, the Remaining Lender shall, at its own expense, notify the Borrower promptly after the assignment by a document bearing a certified date (kakutei-hizuke) pursuant to Article 467 of the Civil Code, and concurrently notify the Guarantor thereof.

(English Translation - For Reference Purpose Only)

If a Lender receives any repayment of the obligations it has against the Borrower or the Guarantor under this Agreement or the Letter of Guarantee as a result of compulsory execution or exercise of security interest through foreclosure by the Lender's petition with respect to certain assets of the Borrower or the Guarantor (the "Compulsory Execution") or as a result of the Lender's demand for liquidating distribution in relation to the Compulsory Execution by a third party, the provisions of Clause 21.1 shall apply; provided, however, that upon applying the provisions of Clause 21.1, the Intended Distribution Amount shall be calculated assuming that the amount equal to any expenses arising from its performance of Compulsory Execution (including attorney's fees) or any expenses arising from its demand for liquidating distribution in relation to the Compulsory Execution by any third party (including attorney's fees) belongs to the Lender, and that the amount of any proceeds earned as a result of the Compulsory Execution, less such expenses, were paid to the Agent.

21-2. (JOINT AND SEVERAL GUARANTEE)

1.	The Borrower shall cause the Guarantor to execute the Letter of Guarantee on the date of this Agreement substantially in the form of Schedule 10, by which the Guarantor jointly and severally guarantee (hereinafter such guarantee shall be referred to as the "Guarantee" and obligations under the Guarantee shall be referred to as the "Guarantee Obligation") jointly with the Borrower in relation to any present and future obligations owed by the Borrower to each Lender and the Agent under this Agreement (including, but not limited to, any Agent Fee) and shall deliver it to the Agent on the same date.

2.	The Agent shall act in accordance with the instructions of the Majority Lenders when demanding the performance of the Guarantee Obligations and shall not be liable for not making any such demand until so instructed by the Majority Lenders. Any amount received through the performance of the Guarantee Obligations shall be distributed to each Lender by the Agent in accordance with Clause 16.

22.	(RIGHTS AND OBLIGATIONS OF THE AGENT)

1.	The Agent shall, pursuant to the entrustment by all Lenders, perform the Agency Services and exercise its rights for the benefit of all Lenders, and shall exercise the rights which, in the Agent’s opinion, are ordinarily necessary or appropriate, upon performing the Agency Services. Each Lender hereby grants to the Agent the agency authority necessary for the performance of the Agency Services. The duties and functions of the Agent shall be limited to those related to management and operations. The Agent shall not be liable for obligations other than those expressly specified in the provisions of this Agreement, nor shall it be liable for any non-performance of obligations by the Lenders under this Agreement.

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2.	The Agent shall be an agent of the Lenders and, unless otherwise provided, shall never act as an agent of the Borrower or the Guarantor. Further, the Agent shall not be deemed as a trustee of the Lenders under the Trust Act (Act No. 108 of 2006; as amended), and shall not be deemed as an agent or a trustee under the Trust Act of the Borrower or the Guarantor for any purpose.

3.	The Agent may rely upon any communication, instrument and document that has been delivered between appropriate persons and has been signed or has the name and seal attached by such appropriate persons and believed by the Agent to be true and correct, and may act in reliance upon any written opinion, explanatory letter or other similar document of experts appointed by the Agent within the reasonably necessary extent in relation to this Agreement.

4.	The Agent shall perform its duties and exercise its authorities provided for in this Agreement with the due care of a good manager.

5.	Neither the Agent nor any of its directors, employees or agents shall be liable to the Lenders for any acts or omissions conducted by the Agent pursuant to, or in connection with this Agreement, except for its or their willful misconduct or gross negligence. The Lenders (other than Lenders who act as the Agent) shall jointly and severally indemnify the Agent for any and all liabilities, damages, losses and expenses (including, without limitation, any expenses paid to avoid or minimize any damages or losses and paid in order to recover any damages or losses (including legal fees)) incurred by the Agent in the course of the performance of its duties under this Agreement, to the extent not reimbursed by the Borrower or the Guarantor, and only for the amount outstanding after deducting the portion for which the Agent should contribute, calculated pursuant to the Participation Ratio of the Agent as a Lender (such deduction is made only in the cases where the Agent also acts as a Lender), provided, if any of the Lenders cannot perform the indemnity for which it is liable, the Agent’s Participation Ratio shall be figured by dividing the Participation Ratio of the Agent as a Lender by the aggregate of the Participation Ratio of the Lenders other than such non-indemnifying Lenders.

6.	The Agent shall not be liable for the validity, the legality and the enforceability of this Agreement, nor shall guarantee any matters represented by the parties in this Agreement. The Lenders shall enter into and execute its rights, perform its obligations and otherwise conduct transactions contemplated in this Agreement to which it shall be a party at its sole discretion by conducting investigations as to the necessary matters including creditworthiness of the Borrower or the Guarantor on the basis of the documents, information and other data as it has deemed appropriate. Further, the Agent shall not be obliged to verify or investigate the status of performance of this Agreement, whether or not any Event of Default has occurred or in relation to other matters.

7.	In cases where the Agent is also acting as a Lender, the Agent shall have the same rights and obligations as each other Lender, irrespective of the Agent’s obligations under this Agreement.

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The Agent may engage in commonly accepted banking transactions with the Borrower or the Guarantor other than under this Agreement and the Letter of Guarantee. In this case, the Agent shall not be required to disclose to other Lenders the information in relation to the Borrower or the Guarantor it has obtained through the transactions with the Borrower or the Guarantor other than under this Agreement and the Letter of Guarantee, nor shall the Agent be required to distribute to other Lenders any money it has received from the Borrower or the Guarantor through transactions with the Borrower or the Guarantor other than under this Agreement and the Letter of Guarantee. (Any information that has been disclosed to the Agent by the Borrower or the Guarantor shall be, unless expressly identified as being made in relation to this Agreement, deemed disclosed in relation to the transactions with the Borrower or the Guarantor other than under this Agreement, and the Agent shall not be required to disclose any of the same to other Lenders.)

8.	In cases where the Agent is also acting as a Lender, the calculation of the amounts to be distributed to each Lender pursuant to the provisions of Clause 16 shall be made in accordance with the following: (i) for amounts to be distributed to each Lender other than the Agent, any amount less than one yen shall be rounded down, and (ii) the amount to be distributed to the Lender who is also appointed as the Agent shall be the difference between the aggregate of the amounts to be distributed to all Lenders and the aggregate of the amounts distributed to other Lenders; provided, however, that with regard to the amount of repayment on the last Repayment Date in relation to each facility, all the amount of the remaining debts of each Lender for which the Payment Date has arrived shall be distributed.

9.	Except for the cases under Clause 22.8 and unless otherwise provided herein, all calculations of fractions less than one yen that are required under this Agreement shall be made in the manner the Agent deems appropriate.

10.	If the Agent receives any notice from the Borrower or the Guarantor which is required to be given to each Lender in relation to this Agreement or the Letter of Guarantee, the Agent shall immediately inform all Lenders and the Agent of the details of such notice, or if the Agent receives any notice from a Lender which is required to be given to the Borrower, the Guarantor or other Lenders, the Agent shall immediately inform the Borrower, the Guarantor, all Lenders and the Agent, as the case may be, of the details of such notice. Upon receiving a request from any of the Lenders for inspection of any of the documents that the Agent has obtained from the Borrower or the Guarantor and has kept under this Agreement, the Agent shall respond to such request during its normal business hours. In such cases, such Lender shall follow the instructions of the Agent with respect to the time, place and method of the inspection.

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23.	(RESIGNATION AND DISMISSAL OF THE AGENT)

1.	The resignation of the Agent shall follow the procedures described below:

(1)	The Agent may resign its position as the Agent by giving written notice to all Lenders, the Borrower and the Guarantor; provided, however, that such resignation shall not become effective until a successor Agent is appointed and such successor accepts such appointment.

(2)	If the Agent gives notice pursuant to the preceding item, the Majority Lender may appoint a successor Agent upon obtaining consent from the Borrower and the Guarantor (such consent shall not be unreasonably rejected, delayed or withheld).

(3)	If a successor Agent is not appointed by the Majority Lender within 30 days (including the same day of notice) after the notice of resignation is given as described in item (1) above, or if the entity being appointed by the Majority Lender as a successor Agent does not accept its assumption of the office of the Agent, the Agent in office at that time shall, upon obtaining consent from the Borrower and the Guarantor (such consent shall not be unreasonably rejected, delayed or withheld), appoint a successor Agent on behalf of the Majority Lender.

2.	The dismissal of the Agent shall follow the procedures described below:

(1)	The Majority Lender may dismiss the Agent by giving written notice thereof to each of the other Lenders, the Borrower, the Guarantor and the Agent; provided, however, that such dismissal shall not become effective until a successor Agent is appointed and such successor accepts such appointment.

(2)	If the Majority Lender gives notice pursuant to the preceding item, the Majority Lender may appoint a successor Agent upon obtaining consent from the Borrower and the Guarantor (such consent shall not be unreasonably rejected, delayed or withheld).

3.	If the entity appointed as the successor Agent pursuant to Clause 23.1 or 23.2 accepts the assumption of the office, the former Agent shall deliver to the successor Agent all documents and the materials it has kept as the Agent under this Agreement, and shall give all the support necessary for the successor Agent to perform the duties of the Agent under this Agreement.

4.	The successor Agent shall succeed to the rights and obligations of the former Agent under this Agreement, and the former Agent shall, at the time of the assumption of office by the successor Agent, be exempted from all of its obligations as the Agent; provided, however, that the provisions of this Agreement relevant to any actions (including omissions) conducted by the former Agent during the period it was in office shall remain in full force and effect.

24.	(CLARIFICATION OF THE INTENTION OF THE MAJORITY LENDERS)

1.	The clarification of the intention of the Majority Lenders shall follow the procedures described

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below.

(1)	If a Lender or the Borrower or the Guarantor deems that any event which requires the instructions of the Majority Lenders in this Agreement has occurred, such Lender or the Borrower or the Guarantor may give notice to the Agent to request a clarification of the intention of the Majority Lenders.

(2)	The Agent shall, upon receipt of a notice described in the preceding item, promptly give to all Lenders notice to seek the clarification of the intention of the Majority Lenders.

(3)	Each Lender shall, upon receipt of the notice described in the preceding item, make its decision on the relevant event and inform the Agent of such decision within a reasonable period of time as designated by the Agent (in principle, within 10 Business Days after the date of the receipt of the notice in the preceding item).

(4)	If a decision of the Majority Lenders is made pursuant to the preceding three items, the Agent shall promptly notify the Borrower, the Guarantor and all Lenders of such decision as the instruction by the Majority Lenders.

2.	If the Agent deems that any event which requires a clarification of the intention of the Majority Lenders occurs, other than in the case of Clause 24.1, the Agent may give to all Lenders notice to seek such clarification. In such case, procedures to be taken after giving the notice shall follow the provisions of Items (ii), (iii) and (iv) of Clause 24.1.

25.	(AMENDMENT TO THIS AGREEMENT)

1.	This Agreement may not be amended except as agreed in writing by the Borrower, the Majority Lenders, and the Agent; provided, however, that any amendment to the following matters shall require the written agreement of all Lenders (provided, (i) if such amendment relates solely to the Facility A Loan, all Lenders to the Facility A Loan, and (ii) if such amendment relates solely to the Facility B Loan, all Lenders to the Facility B Loan) , instead of the Majority Lenders;

(1)	any amendment or a waiver of the Conditions Precedent;

(2)	any addition or increase of any obligation of the Lenders;

(3)	any amendment of the definition of each Interest Rate or Base Rate;

(4)	any amendment of the use of proceeds;

(5)	any reduction, waiver or exemption of, or extension of the Payment Date with respect to the principal or the interest of the Loan or other obligations of the Borrower or the Guarantor under this Agreement or the Letter of Guarantee;

(6)	any amendment of the Participation Ratio required for the Majority Lenders;

(7)	any amendment of the provisions regarding voluntary prepayment;

(8)	any amendment of the Events of Default;

(9)	any amendment of the provisions regarding clarification of the intention of the Majority

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Lenders;

(10)	any amendment of the provisions regarding any distribution or adjustment between the Lenders; and

(11)	any amendment of any other matters for which consent of all Lenders is required pursuant to this Agreement.

2.	Any exemption of the obligations of the Borrower under this Agreement, any waiver of violations of such obligations or other waiver of rights of the Lender and the Agent may be made by agreement between the Majority Lenders and the Agent; provided, however that the consent of all Lenders, instead of the Majority Lenders, is required for each item provided for in Clause 25.1.

26.	(ASSIGNMENT OF STATUS)

1.	Except as otherwise permitted hereunder, the Borrower may not assign to any third party its status as a party, its rights and obligations hereunder, unless all Lenders and the Agent give their prior consent in writing.

2.	A Lender may assign to any third party its status as a party hereto and all or any part of its rights and obligations associated therewith, only if the Borrower, the Guarantor and the Agent give their prior consent in writing (provided, however, that such prior consent shall not be required for the Assignment for Syndication Purpose; provided further, that the Borrower, the Guarantor and the Agent shall not unreasonably withhold their consent when they are requested by any Lender for consent to the assignment of its status as a party hereto and its rights and obligations hereunder) and all requirements described in the items below are fulfilled (hereinafter, the Lender which makes such assignment shall be referred to as the "Status Assignor" and the party which receives such assignment shall be referred to as the "Status Assignee");

(1)	in cases where any partial assignment of the status under this Agreement is made, both the Status Assignor and the Status Assignee will become Lenders hereunder and each provision of this Agreement shall be applicable to such Lenders on and after the date of the assignment;

(2)	the Status Assignee is a Qualified Institutional Investor and legally allowed to perform its rights and obligations under this Agreement;

(3)	the Status Assignee is not Anti-Social Forces or ASF Related Parties;

(4)	if such assignment accompanies an assignment of any part of the Status Assignor's Loan Claims (hereinafter the "Loan Claims Prior to Assignment"), both of (i) the amount of the Loan Claims to be assigned (hereinafter, the "Assigned Loan Claims") and (ii) the amount calculated by deducting the amount of the Assigned Loan Claims from the amount

(English Translation - For Reference Purpose Only)

of the Loan Claims Prior to Assignment is not less than JPY 100,000,000; and

(5)	no withholding tax or other taxes arise from such assignment, and there will be no increase in the amount of the Borrower's interest expense payable to the Status Assignee.

3.	The Lenders other than the Status Assignor and the Borrower acknowledge in advance the Assignment for Syndication Purpose, which satisfies the requirements under Clause 26.2, by the Status Assignor to the Status Assignee, of its status as a party, its rights and obligations under this Agreement. If such assignment is made, the Borrower shall, upon request by the Status Assignor, submit a consent letter bearing a certified date (kakutei hizuke) showing its consent to such assignment of the status hereunder and the Loan Claims associated with it.

4.	All expenses incurred from the assignment provided for in Clause 26 shall be borne by the Status Assignor or the Status Assignee. Provided, however, the provisions of Clause 8 shall apply with respect to any Increased Costs incurred after the assignment. The Status Assignor or the Status Assignee shall pay to the Agent, by the actual date of such assignment, the amount of JPY 500,000 per Status Assignor, together with consumption tax applicable thereto, as consideration for administrative duties performed in connection with the assignment.

5.	The provisions of Clause 26.4 shall not apply with respect to the Assignment for Syndication Purpose and all reasonable costs (including reasonable legal fees) accrued in relation to such assignment shall be borne by the Borrower. The payment of the consideration for administrative duties to the Agent under Clause 26.4 shall not be required for the Assignment for Syndication Purpose.

6.	No Lender other than the Arranger may assign to any third party its status as a party to this Agreement, or all or any part of its rights and obligations associated therewith during the Syndication Period, except in connection with the Assignment for Syndication Purpose.

27.	(ASSIGNMENT OF LOAN CLAIMS)

1.	Unless otherwise specified in this Agreement, a Lender may assign its Loan Claims to any third party only if the Borrower, the Guarantor and the Agent give their prior consent in writing (provided, however, that such prior consent shall not be required for the Assignment for Syndication Purpose; provided further, however, that the Borrower, the Guarantor and the Agent may not unreasonably withhold their consent when they are requested by any Lender for the consent to the assignment of its status as a party hereto and its rights and obligations hereunder) and all requirements described in the items below are fulfilled;

(1)	in cases where any assignment of the Loan Claims is made, the Assignee (in case of partial assignment, both the Assignor and the Assignee) will become a Lender hereunder and each provision of this Agreement shall be applicable to such Lender on and after the date of the assignment;

(English Translation - For Reference Purpose Only)

(2)	the Assignee is a Qualified Institutional Investor and legally allowed to perform its rights and obligations under this Agreement;

(3)	the Assignee is not Anti-Social Forces or ASF Related Parties;

(4)	if the assignment is made in divided portions of the Loan Claims, the value of each Loan Claims after such division is not less than JPY 100,000,000; and

(5)	no withholding tax or other taxes arise from the assignment, and there will be no increase in the amount of the Borrower's interest expense payable to the Assignee.

2.	The Assignor and the Assignee shall perfect the assignment of the Loan Claims against third parties and the obligor on the date of the assignment (provided, however, that if such perfection on the date of the assignment is impossible, as soon as practicably possible). In this case, the Assignor and the Assignee shall, under their joint name, immediately inform the Agent and the Borrower of the assignment of the Loan Claims. The Borrower shall, if such assignment satisfies all of the requirements specified in Clause 27.1, prepare and submit to the Assignor a consent letter bearing a certified date (kakutei hizuke) showing its consent to the assignment of the Loan Claims and its associated transfer of the status as a party and the rights and obligations hereunder without delay after the notice from the Assignor and the Assignee.

3.	The Assignee shall succeed to the status under this Agreement relevant to the Loan Claims assigned by the Assignor and be bound by this Agreement.

4.	The Borrower and the Lenders other than the Assignor acknowledges in advance the transfer of the status as a party, its rights and obligations under this Agreement to the Assignee in accordance with Clause 27.3.

5.	All expenses incurred from the assignment provided for in Clause 27 shall be borne by the Assignor or the Assignee. Provided, however, the provisions of Clause 8 shall apply with respect to any Increased Costs incurred after the assignment. The Assignor or the Assignee shall pay to the Agent, by the actual date of such assignment, the amount of JPY 500,000 per Assignee, together with applicable consumption tax thereto, as consideration for administrative duties performed in connection with the assignment.

6.	The provisions of Clause 27.5 shall not apply to the Assignment for Syndication Purpose and all reasonable costs (including reasonable legal fees) accrued in relation to the Assignment for Syndication Purpose shall be borne by the Borrower. The payment of the consideration for administrative duties to the Agent under the Clause 27.5 shall not be required for the Assignment for Syndication Purpose.

7.	No Lender other than the Arranger may assign to any third party all or any part of its Loan Claims during the Syndication Period, except in connection with the Assignment for Syndication Purpose.

(English Translation - For Reference Purpose Only)

27-2. (SYNDICATION COMPLETION NOTICE)

If Sumitomo Mitsui Banking Corporation and The Bank of Tokyo-Mitsubishi UFJ, Ltd. as the Lenders complete the Assignment for Syndication Purpose before November 1, 2017, the Agent shall, upon instructions by both Sumitomo Mitsui Banking Corporation and The Bank of Tokyo-Mitsubishi UFJ, Ltd. as the Lenders, promptly give notice in writing to the Borrower of the completion of the syndication.

28.	(COLLECTION FROM THIRD PARTY)

1.	No repayment of the Borrower’s debt obligations under this Agreement by any party other than the Borrower and the Guarantor is allowed, unless it obtains prior written consent from the Agent and all Lenders.

2.	Except as otherwise permitted hereunder, the Borrower shall not, on or after the execution date of this Agreement, consign any third party to guarantee (including any guarantee by property, and excluding the Guarantee by the Guarantor under the Letter of Guarantee) the Borrower’s performance of its debt obligations under this Agreement, nor shall the Borrower make any third party assume its debt obligations under this Agreement, unless it obtains prior written consent from all Lenders.

3.	If a Lender enters into a guarantee without consignment to a guarantor by the Borrower (including any property guarantee) or a debt assumption with any third party with respect to the Borrower’s obligations under this Agreement, in any case excluding the Guarantee by the Guarantor under the Letter of Guarantee, the Lender shall have satisfied all of the requirements specified in each item described below; in this case, if the Lender receives any repayment from the third party pursuant to such guarantee or debt assumption, no arrangement among the Lenders pursuant to the assignment of receivables in Clause 21.1 shall be made;

(1)	the third party shall have the same obligations as a Lender has against the Agent, other Lenders and the Borrower under this Agreement with respect to any exercise of its right for recourse and the contractual rights hereunder arising as a result of the performance of its guarantee obligation;

(2)	the third party shall be bound by each provision of this Agreement;

(3)	the third party is a Japanese-resident legal entity, which has a head office or branch located in Japan registered under Japanese law;

(4)	the third party is a Qualified Institutional Investor and legally allowed to perform its rights and obligations under this Agreement;

(5)	the third party is not Anti-Social Forces or ASF Related Parties;

(6)	the value of the Loan Claims that the third party obtains by subrogation is not less than JPY 100,000,000; and

(English Translation - For Reference Purpose Only)

(7)	there will be no increase in the amount of the Borrower's interest expense payable to the third party, and no withholding tax or other taxes arise from any such obtainment by subrogation.

In the case of any obtainment by subrogation of the Loan Claims by the third party pursuant to the provisions of item (1) above, such obtainment by subrogation shall be considered the assignment of the Loan Claims pursuant to Clause 27, and the provisions of Clause 27.5 shall apply mutatis mutandis.

29.	(MONEY LENDING BUSINESS ACT)

1.	The Non-Bank Lender shall, if it enters into this Agreement and if it makes the Individual Loan under this Agreement, deliver to the Borrower and the Guarantor the document provided for in Article 17 of the Money Lending Business Act, without delay, in accordance with such article.

2.	The Non-Bank Lender shall, if it receives any repayment of all or any part of the Loan Claims, upon request by the payer of such payment, immediately deliver to the payer the document provided for in Article 18 of the Money Lending Business Act in accordance with such article. The Non-Bank Lender shall, if it is required to deliver such document to the payer, immediately deliver such document every time it receives the repayment.

3.	The Non-Bank Lender shall, if it assigns to any third party all or any part of its Loan Claims, make a notification under Article 24 of the Money Lending Business Act, in accordance with such article.

4.	The Non-Bank Lender shall, regardless of its consignment of the Agency Services to the Agent, perform its obligations as the Non-Bank Lender to the Borrower under Clause 29.1, 29.2 and 29.3 and all other obligations under the Money Lending Business Act at its own responsibility and the Agent shall not be liable for any non-performance by the Non-Bank Lender of such obligations.

5.	The assignee of all or any part of the Loan Claims from the Non-Bank Lender shall perform its obligations under Item 2, Article 24 of the Money Lending Business Act at its own responsibility and the Agent shall not be liable for any non-performance of such obligations by such assignee.

6.	The Non-Bank Lender shall, promptly after the execution of this Agreement, provide the Agent with a written notice of such matters (including but not limited to the matters under Article 21 of the Money Lending Business Act; provided, however, excluding the matters which are already known to the Agent) that should be notified to or clarified for the Borrower by the Agent, in accordance with the provisions of Money Lending Business Act. In cases of any change in such matters, the Non-Bank Lender shall provide the Agent with a written notice of the details of the changes.

(English Translation - For Reference Purpose Only)

30.	(GENERAL PROVISIONS)

1.	Confidentiality

(1)	Each party to this agreement shall not disclose to any third party nor use, for any purposes other the purpose of this Agreement and other related agreements or a Lender's credit screening or credit administration, the confidential information in relation to credit capabilities of the other parties or any other information obtained based on or in relation to this Agreement or other related agreements (except for the information which (i) has already been duly and legally possessed by the party at the time it is received by the party; (ii) has already been publicly known at the time it is received by the party; (iii) has become publicly known for any reason not attributable to the party after the receipt by the party; (iv) is legally provided to the party from any third party having legitimate authority thereof; or (v) is independently developed by the party by its own). Provided, the foregoing shall not apply if (i) the disclosure is required under the Laws and Regulations (including the Financial Instruments and Exchange Act and other rules specified by any entities having the relevant authority under the relevant laws and regulations) or per the request by any governmental entities, judicial entities, or self-regulatory organizations or the like, (ii) it is disclosed to the parties of this Agreement, their legal counsels, accountants, tax advisors or any other external advisors as necessary (provided that the party shall ensure that those recipients shall be bound by the confidentiality obligations equivalent to those under this Agreement unless they are subject to the statutory confidentiality obligations), (iii) the disclosure is necessary for the party to perform its obligations under this Agreement such as notices between the Agent and each of the Lenders, (iv) it is disclosed by a Lender to any of its Related Companies to the extent necessary for it, in the course of its business, to examine, implement and/or management of any transactions hereunder (provided that the party shall ensure that those recipients shall be bound by confidentiality obligations equivalent to those under this Agreement unless they are bound by statutory confidentiality obligations), (v) it is disclosed by the Borrower or the Guarantor to the Shareholders, its Affiliates or any other investors (provided that the party shall ensure that those recipients shall be bound by the confidentiality obligations equivalent to those under this Agreement unless they are subject to the statutory confidentiality obligations) to the extent necessary for them to conduct their business, or (vi) the disclosure is agreed in advance by the parties in writing.

(2)	Notwithstanding the foregoing, the Borrower shall not raise any objection to the disclosure as set out in each item below:

(i)	if a notice of refusal to make an Individual Loan has been given pursuant to Clause 6.1, any of the Events of Default has occurred, or the voting for decision of the

(English Translation - For Reference Purpose Only)

Majority Lenders is required pursuant to Clause 24, the Agent and a Lender may mutually disclose any information with regard to the Borrower and the transaction with the Borrower, which either party has obtained through this Agreement or other related agreement thereto or an agreement other than this Agreement, to the extent reasonably required; or

(ii)	upon the assignment of status pursuant to the Clause 26 or the assignment of Loan Claims pursuant to the Clause 27, execution of a guarantee without consignment by the Borrower (including any property guarantee) or a debt assumption with respect to the obligations that the Borrower assumes under this Agreement or the sales of the participation interest in Loan Claims (loan participation), a Lender may disclose any reasonably required information with regard to this Agreement to the Assignee (including the Status Assignee provided for in the provisions of Clause 26), a guarantor, or a purchaser or a person who considers such transaction thereof, on the condition that those parties agree to be bound by confidentiality obligations equivalent to those set out in this Clause. The information with regard to this Agreement in this item shall mean any information regarding the Borrower’s credit that has been obtained in connection with this Agreement or other agreements related thereto, any information regarding the contents of this Agreement or other agreements related thereto and other information incidental thereto, and any information regarding the contents of the Loan Claims subject to the assignment and other information incidental thereto, and shall not include any information regarding the Borrower’s credit that has been obtained in connection with any agreement other than this Agreement or other related agreement thereto.

2.	Risk Bearing; Exemption, Compensation, and Indemnification

(1)	If any deed or other document furnished by the Borrower or the Guarantor to the Agent or each Lender has been lost, destroyed, or damaged for any unavoidable reasons such as incidents or natural disasters, the Borrower shall, upon consultation with the Agent, perform its obligations under this Agreement based on the records, such as books and vouchers, of the Lender or the Agent. The Borrower shall, upon request of the Agent or a Lender through the Agent, forthwith prepare substitute documents and furnish them to the Agent or the Lender through the Agent.

(2)	If each Lender or the Agent performs transactions after comparing, with due care, the seal impression or the signature of the representative and agent of the Borrower or the Guarantor to be used for the transactions in relation to this Agreement with the seal impression or specimen signature submitted by the Borrower or the Guarantor in advance, the Borrower shall bear any damages, loss and expenses incurred as a direct result of an

(English Translation - For Reference Purpose Only)

event such as forgery, alteration, or theft of seal or signature.

(3)	The Borrower shall compensate any damages, loss and expenses directly incurred by the Lenders or the Agent which are directly caused by the Borrower or the Guarantor’s breach of any clause of this Agreement or the Letter of Guarantee except where such damages, losses or expenses are caused by the gross negligence or willful misconduct of the Agent or any Lender.

3.	Severability

Should any provision which constitutes a part of this Agreement be held null, illegal, or unenforceable, the validity, legality and enforceability of all other provisions shall in no way be prejudiced or affected.

4.	Exceptions to the Application of the Bank Transactions Agreement

The agreement on bank transactions and similar agreements (if any) separately submitted by the Borrower or made and entered into by and between the Borrower or the Guarantor and a Lender shall not apply to this Agreement and the transactions contemplated in this Agreement.

5.	Notices

(1)	Any notice under this Agreement shall be made in writing (except for a notice made by way of e-mail) expressly stating that it is made for the purpose of this Agreement, and given by any of the methods described in (i) to (iv) below to the address of the receiving party set out in Schedule 11 (provided that in case of e-mail, each party to this Agreement shall separately notify the Agent of its e-mail address). Provided, however, that if a party makes a notice by transmission by facsimile or e-mail, the sending party shall confirm the receipt of such notice by the other party (by telephone, e-mail, or other means). Each party to this Agreement may change its address by giving notice thereof to the Agent.

i	Personal delivery;

ii	Mail or courier service;

iii	Transmission by facsimile; or

iv	E-mail

(2)	The notice pursuant to the preceding item shall be deemed to have been delivered at the time, in the case of transmission by facsimile, when receipt of facsimile is confirmed, in case of e-mail, when received, and in the case of any other methods, when actually received.

6.	Changes in Notified Matters

(1)	In the case of changes in the matters of which a Lender or the Borrower notified to the Agent, such as the trade name, representative, agent, signature, seal, or address, the Lender and the Borrower shall promptly notify the Agent of such changes in writing. In the case of any such change to the Agent, or upon such change to any contact information of the

(English Translation - For Reference Purpose Only)

Borrower or the Lenders, the Agent shall immediately notify all Lenders and the Borrower of such changes in writing.

(2)	If notice given under this Agreement is delayed or not delivered as a result of the failure to notify as described in the preceding item, such notice shall be deemed to have arrived at the time when it would otherwise have arrived.

7.	Calculation

Unless otherwise expressly provided for with respect to any calculation under this Agreement, all calculation shall be inclusive of first day and last day, on a per diem basis assuming that there are 365 days per year, wherein the division shall be done at the end of the calculation, and fractions less than one yen shall be rounded down.

8.	Preparation of the Notarized Deed

The Borrower shall, at its own expense, at any time upon the reasonable request of the Agent or a Majority Lender, take the necessary procedures to entrust a notary public to execute a notarized deed in which the Borrower acknowledges its indebtedness under this Agreement and agrees to compulsory execution with regard thereto.

9.	(Intentionally Deleted)

10.	Exclusion of Anti Social Forces

Even if the Borrower incurs any damages, loss, or expenses as a result of (i) misrepresentations in connection with the representations and warranties made by the Borrower in accordance with Clause 17(17) or (ii) application of Clause 19.2 due to the Borrower's breach of its obligations set forth in Clause 18.5(4) or (5), the Borrower shall not claim or demand such damages, loss, or expenses against the Lender or the Agent. The Borrower shall compensate or indemnify for any damages, loss, or expenses related to the same incurred by the Lenders or the Agent, which are directly caused thereby.

11.	Interpretation

Headlines to each clause of this Agreement are only for ease of reference and shall not have any influence on the interpretation thereof.

12.	Governing Law and Jurisdiction

This Agreement shall be governed by the laws of Japan, and the Tokyo District Court shall have non-exclusive jurisdiction over any disputes arising in connection with this Agreement.

13.	Language

This Agreement shall be prepared in the Japanese language and the Japanese language version shall be deemed the original copy.

14.	Consultation

Any matters not provided for in this Agreement, or in the case of any doubt among the parties with respect to the interpretation thereof, the Borrower and the Lenders shall, taking into

(English Translation - For Reference Purpose Only)

consideration the intents and purpose of this Agreement, consult in good faith through the Agent and shall determine the response therefor.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

(English Translation - For Reference Purpose Only)

IN WITNESS WHEREOF, the representatives or their agent of each of the Borrower, each Lender, and the Agent have caused this Agreement to be signed and sealed in one copy, where the Agent shall have the original and the Borrower and each Lender shall have one copy each.

May 1, 2017

(Signature Page)

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Schedule 1

Lender and Individual Loan Amount

Lender	Individual Loan Amount regarding the Facility A Loan	Individual Loan Amount regarding the Facility B Loan	Aggregate amount of the Individual Loan Amount
	Facility A Participation Ratio	Facility B Participation Ratio	Participation Ratio
Sumitomo Mitsui Banking Corporation	JPY 44,600,000,000	JPY 116,900,000,000	JPY 161,500,000,000
	35.68%	35.97%	35.89%
Mizuho Bank, Ltd.	JPY 33,400,000,000	JPY 86,600,000,000	JPY 120,000,000,000
	26.72%	26.65%	26.67%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	JPY 21,900,000,000	JPY 56,600,000,000	JPY 78,500,000,000
	17.52%	17.42%	17.44%
Development Bank of Japan Inc.	JPY 13,900,000,000	JPY 36,100,000,000	JPY 50,000,000,000
	11.12%	11.11%	11.11%
Nippon Life Insurance Company	JPY 8,400,000,000	JPY 21,600,000,000	JPY 30,000,000,000
	6.72%	6.65%	6.67%
The Norinchukin Bank	JPY 2,800,000,000	JPY 7,200,000,000	JPY 10,000,000,000
	2.24%	2.22%	2.22%
total amount	JPY 125,000,000,000	JPY 325,000,000,000	JPY 450,000,000,000
	100%	100%	100%

(Note)	The Participation Ratios described above (including the Facility A Participation Ratio and the Facility B Participation Ratio, the same shall apply hereinafter in this Schedule) are calculated based on the Individual Loan Amount, the Facility A Individual Loan Amount or the Facility B Individual Loan Amount of each Lender as of the date of this Agreement only for ease of reference, therefore, the aggregate amount of the Participation Ratio of each Lender may be less than 100% due to truncating the figures to 3 decimal places. If there is any conflict or discrepancy between the Participation Ratios described above and the participation ratios calculated on the basis of the definition provided for in Article 1, the latter shall prevail.

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Schedule 2

(Intentionally Deleted)

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Schedule 3

The form of the certificate for satisfaction of the Conditions Precedent

[MM/DD/YY]

To: Sumitomo Mitsui Banking Corporation

as Agent

USJ Co., Ltd. representative director

The certificate for satisfaction of the Conditions Precedent

I, as the representative director of USJ Co., Ltd. (the "Company"), hereby certify as of the date hereof that all of the conditions precedent provided in each item of Article 4 of the Loan Agreement entered into by and among the Company, the financial institutions listed below and Sumitomo Mitsui Banking Corporation as agent on May 1, 2017 are fully satisfied.

List of financial institutions

(1)	Sumitomo Mitsui Banking Corporation

(2)	Mizuho Bank, Ltd.

(3)	The Bank of Tokyo-Mitsubishi UFJ, Ltd.

(4)	Development Bank of Japan Inc.

(5)	Nippon Life Insurance Company

(6)	The Norinchukin Bank

(English Translation - For Reference Purpose Only)

Schedule 4

Schedule of repayment for the Facility A Loan

Times	Date of repayment	Amount of principal to be repaid
1st	The last day of June 2017	5 billion yen
2nd	The last day of September 2017	5 billion yen
3rd	The last day of December 2017	5 billion yen
4th	The last day of March 2018	5 billion yen
5th	The last day of June 2018	5 billion yen
6th	The last day of September 2018	5 billion yen
7th	The last day of December 2018	5 billion yen
8th	The last day of March 2019	5 billion yen
9th	The last day of June 2019	3 billion yen
10th	The last day of September 2019	3 billion yen
11th	The last day of December 2019	3 billion yen
12th	The last day of March 2020	3 billion yen
13th	The last day of June 2020	8.5 billion yen
14th	The last day of September 2020	8.5 billion yen
15th	The last day of December 2020	8.5 billion yen
16th	The last day of March 2021	8.5 billion yen
17th	The last day of June 2021	9.75 billion yen
18th	The last day of September 2021	9.75 billion yen
19th	The last day of December 2021	9.75 billion yen
20th	The last day of March 2022	9.75 billion yen

(Note)	In the event that a day scheduled herein does not fall on a Business Day, the following Business Day shall be the date of repayment, provided that, in the event that such following Business Day falls in the following month, the Business Day immediately previous to the scheduled day shall be the date of repayment.

(English Translation - For Reference Purpose Only)

Schedule 5

(Intentionally Deleted)

(English Translation - For Reference Purpose Only)

Schedule 6

Form of Report

[MM/DD/YY]

To: Sumitomo Mitsui Banking Corporation

as Agent

USJ Co., Ltd. representative director

Report regarding compliance with the Financial Covenants etc.

USJ Co., Ltd. (the "Company") hereby submits a report regarding compliance with the Financial Covenants provided in items 2 and 3 of Clause 18.4 pursuant to item 5 of Clause 18.1 of the loan agreement entered into by and among the Company, the financial institutions as listed in item 1 below, and Sumitomo Mitsui Banking Corporation as Agent on May 1, 2017 (the "Loan Agreement") as follows.

1.       List of financial institutions

(1)       ●

(2)       ●

(3)       ●

(4)       ●

2.	As described below, the Company hereby confirms compliance with [all Financial Covenants / all Financial covenants other than [●]] provided in the items 2 and 3 of Clause 18.4 of the Loan Agreement.

-	Obligation provided in item 2 of Clause 18.4

gross assets as of the end of current fiscal year (E)	●● yen
gross assets as of the end of previous fiscal year (F)	●● yen
ratio of the current fiscal year to the previous fiscal year (E/F)	●%

-	Obligation provided in item 3 of Clause 18.4

ordinary [profit/loss] of the end of current fiscal year	●● yen

(English Translation - For Reference Purpose Only)

Schedule 7

(Intentionally Deleted)

(English Translation - For Reference Purpose Only)

Schedule 8

Pricing Grid

Pricing grid regarding the Spread of the Facility A Loan and the Facility B Loan

Pricing Level	Guarantor Credit Ratings* S&P/Moody's	Facility A Loan Spread	Facility B Loan Spread
1	A+/A1 or higher	0.55%	0.65%
2	A/A2	0.60%	0.70%
3	A-/A3	0.65%	0.75%
4	BBB+/Baa1	0.70%	0.80%
5	BBB/Baa2 or lower	0.75%	0.85%

* As used in this Schedule, "Guarantor Credit Rating" means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the "Guarantor Credit Ratings") of the Guarantor's senior unsecured non-credit-enhanced long-term indebtedness for borrowed money (the "Subject Debt"); provided that, solely for purposes of determining the Spread, if a Guarantor Credit Rating is issued by each of S&P and Moody’s, then the higher of such Guarantor Credit Ratings shall apply (with Pricing Level 1 being the highest and Pricing Level 5 being the lowest), unless there is a split in Guarantor Credit Ratings of more than one level, in which case the level that is one level lower than the higher Guarantor Credit Rating shall apply. The Guarantor Credit Ratings shall be determined from the most recent public announcement of any Guarantor Credit Ratings or changes thereto as of the date which is 5 Business Days (for the avoidance of doubt, the Business Day hereof means the Business Day for the Borrower, hereinafter the same in this Schedule) prior to the commencement date of the relevant Interest Calculation Period.

If the rating system of S&P or Moody’s shall change, the Borrower and the Agent shall negotiate in good faith to amend this Schedule to reflect such changed rating system and, pending the effectiveness of such amendment (which shall require the approval of the Majority Lenders; provided, however, that if the Guarantor Credit Facility is amended to reflect such change of rating system, any corresponding amendment hereof will not be unreasonably denied or withheld by the Majority Lenders), the Guarantor Credit Rating shall be determined by reference to the rating most recently in effect prior to such change. If and for so long as either S&P or Moody’s (but not both) has ceased to rate the Subject Debt, then (x) if such rating agency has ceased to issue debt ratings generally, or if the Guarantor has used commercially reasonable efforts to maintain ratings from both S&P and Moody’s, the Guarantor Credit Rating shall be deemed to be the Remaining Debt Rating and (y) otherwise, the Guarantor Credit Rating shall be deemed to be one Pricing Level below the

(English Translation - For Reference Purpose Only)

Remaining Debt Rating. If and for so long as both S&P and Moody’s have ceased to rate the Subject Debt, then (x) if S&P and Moody’s have ceased to issue debt ratings generally, the Guarantor Credit Rating shall be the Guarantor Credit Rating most recently in effect prior to such event and (y) otherwise, the Guarantor Credit Rating will be the Guarantor Credit Rating at Pricing Level 5. For the purpose of the foregoing, "Remaining Debt Rating" means, at any time that one of S&P or Moody’s, but not both, is rating the Subject Debt, the rating assigned by such rating agency from time to time.

(English Translation - For Reference Purpose Only)

Schedule 9

(Intentionally Deleted)

(English Translation - For Reference Purpose Only)

Schedule 10

Form of the Letter of Guarantee

Letter of Guarantee

May 1, 2017

To:	Sumitomo Mitsui Banking Corporation as the Agent

To:	the financial institutions listed below as the Lenders

Reference is made to the loan agreement (kinsen shohi taishaku keiyakusho) (the "Loan Agreement") dated as of May 1, 2017 among USJ Co., Ltd., as borrower (kariirenin) (the "Borrower"), and Sumitomo Mitsui Banking Corporation, the financial institutions listed below as lender (kashitsukenin) (together with any party who has become a lender in accordance with Clause 26 or Clause 27 of the Loan Agreement, collectively, the "Lender(s)") and Sumitomo Mitsui Banking Corporation as agent (e-jento) (the "Agent"). In this Letter of Guarantee (the "Letter of Guarantee"), the capitalized terms shall have the meanings set out in the Exhibit 1 (Definitions and Interpretation of Terms in the Letter of Guarantee) hereto, and the capitalized terms used but not otherwise defined herein or the Exhibit 1 hereto are used with the meanings assigned to them in the Loan Agreement. The Guarantor hereby confirms that it has received a copy of the Loan Agreement from the Borrower, has reviewed it and hereby confirms its understanding of the terms and conditions thereof.

List of financial institutions

(1)	Sumitomo Mitsui Banking Corporation

(2)	Mizuho Bank, Ltd.

(3)	The Bank of Tokyo-Mitsubishi UFJ, Ltd.

(4)	Development Bank of Japan Inc.

(5)	Nippon Life Insurance Company

(6)	The Norinchukin Bank

1.	Joint And Several Guarantee by the Guarantor

(1)	Comcast Corporation (the "Guarantor") hereby irrevocably and unconditionally, jointly and severally guarantees (rentai hosho) (the "Guarantee") with the Borrower any present

(English Translation - For Reference Purpose Only)

and future obligations owed by the Borrower to each Lender and the Agent under the Loan Agreement (including, but not limited to, any Agent Fee) (the "Guaranteed Obligations") to and for the benefit of the Lenders and the Agent. The Guarantee under this Letter of Guarantee is a continuing guarantee and will extend to the ultimate balance of the Guaranteed Obligations, regardless of any intermediate payment, discharge in part, or amendment of the Loan Agreement in accordance with Clause 25 thereof.

(2)	It is acknowledged that, if a status of the Lender or the Loan Claims (honken kashitsuke saiken) is assigned pursuant to the provision of the Loan Agreement and this Letter of Guarantee shall be effective for the benefit of any such assignee.

(3)	The Guarantor shall not claim any discharge of their obligations against the Lenders or the Agent due to set-off of its deposit or other claims against the Lenders or the Agent with the Guarantee Obligation (honken hosho saimu). The Guarantor shall not claim any exemption even if the Lenders or the Agent amend or terminate any security interest or other guarantee in relation to the Guaranteed Obligations.

(4)	Until all Guaranteed Obligations have been paid in full, even if the Guarantor obtains any recourse rights, subrogation rights or other rights in connection with its performance of the Guarantee Obligation or the Guaranteed Obligations, or otherwise in relation to the Loan Agreement or this Letter of Guarantee, it shall not exercise any such recourse rights, subrogation rights or other rights. Except the cases of general assignment in connection with a reorganizational transaction (including any merger) of the Guarantor expressly permitted pursuant to, and otherwise in accordance with the Guarantor Credit Facility (honken hoshonin kurejitto fashiriti), until all Guaranteed Obligations have been paid in full, (i) no Guarantor shall assign or transfer its rights or priority to any third party without the written consent of all Lenders and Agent, and (ii) if requested by the Majority Lenders (tasuu kashitsukenin) or the Agent, it shall transfer such rights or priority to all Lenders and Agent for no consideration (in such case, all Lenders and Agent shall jointly hold such right and priority pro-rata based on the amount owed by the Borrower). If all Guaranteed Obligations have been paid in full, the Lenders and the Agent shall promptly return the rights transferred from the Guarantor pursuant to this Clause.

(5)	The Guarantor shall not exercise any right of advance recourse against the Borrower.

(6)	If the Guarantor has provided any guarantee, other than the Guarantee, in relation to any transaction between the Borrower and any Lender or the Agent, such guarantee shall not be amended by the Guarantee hereunder.

2.	Performance of Guarantor's Obligation

(1)	In order to perform the obligations under this Letter of Guarantee, the Guarantor shall

(English Translation - For Reference Purpose Only)

remit the relevant amount to the Agent's account separately designated by the Agent (the "Agent Account"). In such cases, the Guarantor’s obligations to the Agent or the Lender shall be deemed to be performed upon the time of the Agent’s receipt of the relevant amount at the Agent Account.

(2)	Unless otherwise provided for in this Agreement, a payment by the Guarantor directly to any Lender other than the Agent, contrary to the provisions of Clause 2(1) above, of amounts owing under this Letter of Guarantee shall not be deemed to constitute the due performance of obligations hereunder. In this case, the Lender receiving such payment shall immediately pay the amount it received to the Agent, and the obligations with respect to such money shall be deemed to have been performed upon the Agent’s receipt of such amount. The Guarantor may not perform its obligations under this Agreement by deed-in-lieu of performance (daibutsu bensai), unless the Agent and all Lenders give their prior written approval.

(3)	The Clauses 15.4 and 15.5 of the Loan Agreement shall apply mutatis mutandis to the application of the Guarantor's payments pursuant hereto.

(4)	Unless otherwise required by Laws and Regulations, the Guarantor shall not deduct the Taxes and Public Charges (kouso kouka tou) from the amount of obligations to be paid pursuant to this Letter of Guarantee. If it is required to deduct the Taxes and Public Charges from the amount payable by the Guarantor, the Guarantor shall additionally pay the amount necessary in order for the Lender to be able to receive the amount that it would receive if no Taxes and Public Charges were imposed. In such cases, the Guarantor shall directly send to the Lender, within 30 days from the date of payment, the certificate of tax payment in relation to withholding taxes issued by the tax authorities or other competent governmental authorities.

(5)	If the Guarantor makes a Tax Payment and the relevant Lender reasonably determines that (a) a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a tax deduction in consequence of which that Tax Payment was required and (b) that Lender has obtained, utilised and fully retained that Tax Credit on an affiliated group basis, the Lender shall pay an amount to the Guarantor which that Lender reasonably determines will leave it (after that payment) in the same after-tax position as it would have been in had the Tax Payment not been required to be made by the Guarantor.

For the purposes of this Clause 2(5):

"Tax Credit" means a credit against, relief or remission for, or repayment of, any Taxes and Public Charges.

"Tax Payment" means the increase in a payment by the Guarantor to the relevant Lender

(English Translation - For Reference Purpose Only)

under Clause 2(4) hereof.

3.	Representation and Warranties by the Guarantor

The Guarantor represents and warrants to the Lender and the Agent that each of the following matters is true and correct as of the date of this Letter of Guarantee. The Guarantor shall use commercially reasonable efforts to promptly provide notice in writing to the Agent in the event any of the facts set out in the following items are found to have been untrue or incorrect. This Section 3 shall remain in full effect until the Borrower completes the performance of all its obligations and liabilities under the Loan Agreement. The Guarantor shall indemnify the Lenders and the Agent for all losses and expenses directly incurred by them which are directly caused by any of the following items being found to be untrue except in cases of the gross negligence or willful misconduct by the Agent or any Lender..

(a)	The Guarantor is a corporation duly and validly incorporated and validly existing under the laws of the Commonwealth of Pennsylvania, United States;

(b)	The Guarantor holds both the capacity to hold rights and capacity to act required for the execution and performance of this Letter of Guarantee, and all material procedures required for the same by Laws and Regulations applicable to the Guarantor, its articles of incorporation and other internal regulations have been completed;

(c)	The execution and performance of this Letter of Guarantee by the Guarantor and transactions associated herewith do not result in (i) any violation of the Laws and Regulations binding the Guarantor; (ii) any breach of the Guarantor’s articles of incorporation or its other internal regulations, and (iii) any breach of agreements entered into by the Guarantor with third parties which bind the Guarantor or its assets, but in each case solely to the extent a breach thereof would result in a Material Adverse Effect (MAE jiyu);

(d)	The person who signed or attached his/her name and seal to this Letter of Guarantee on behalf of the Guarantor is fully authorized to sign or attach his/her name and seal to the Letter of Guarantee as the representative of the Guarantor by all procedures required by the Laws and Regulations applicable to the Guarantor, the articles of incorporation and other internal regulations of the Guarantor;

(e)	The Financial Indebtedness (kinyu saimu) of the Guarantor under this Letter of Guarantee is ranked at least pari passu in all respects with all other direct obligations of the Guarantor in respect of debt for borrowed money, to the extent such obligations are both unsecured and non-subordinated (including guarantee obligations of the Guarantor in respect of debt for borrowed money, but excluding obligations prioritized by virtue of the Laws and Regulations or principles of equity); and

(English Translation - For Reference Purpose Only)

(f)	The Guarantor does not fall under the Anti-Social Forces (han shakaiteki seiryoku) or ASF Related Parties (han shakaiteki seiryoku kankeisha), and has not committed the Anti-Social Conduct (han shakaiteki koui) by itself or through a third party.

4.	Covenants of the Guarantor

(1)	The Guarantor covenants that it will comply with the financial covenants set forth in the following items on and after the execution date of this Letter of Guarantee, up until all of the obligations of the Borrower owed to the Lender and the Agent under the Loan Agreement are satisfied:

(a)	The Guarantor shall not permit Leverage Ratio as of the end of any fiscal quarter of the Guarantor to be greater than 5.75 to 1.00. Provided, however, if the corresponding financial covenant (or any related definition or other component term) in the Guarantor Credit Facility is amended, the Lenders will not unreasonably deny or withhold to amend the Guarantor's covenants under this item.

(2)	On or after June, 2017, (a) within 65 days after the end of the first three fiscal quarters of each fiscal year of the Guarantor and (b) within 110 days after the end of each fiscal year of the Guarantor, submit via the Borrower, in portable document format (PDF), a statement substantially in the form set forth in Exhibit 2 (to be amended from time to time based on the amendments to this Letter of Guarantee) setting forth the calculation of the financial covenant(s) referred to in clause (1) above as of the end of such fiscal quarter or fiscal year (as applicable) of the Guarantor and submit the original of such statement as soon as reasonably practicable thereafter.

(3)	Unless otherwise provided for in Laws and Regulations or principles of equity, for the purpose of payment for all of the obligations of the Guarantor owed to the Lender and the Agent under this Letter of Guarantee, take no actions to subordinate such obligations to other unsecured obligations in respect of debt for borrowed money, to the extent such obligations are both unsecured and non-subordinated.

(4)	The Guarantor covenants that unless the Majority Lender gives prior written consent (such consent shall not be unreasonably refused, withheld or delayed), it shall not do any of the acts listed in the following items on or after the execution date of this Letter of Guarantee, up until all of the obligations of the Borrower owed to the Lender and the Agent under the Loan Agreement are satisfied:

(a)	Become an Anti-Social Force and ASF Related Party; or

(b)	Commit itself, or take advantage of any third party to commit, any Anti-Social Conduct.

(English Translation - For Reference Purpose Only)

5.	Set-off

Clause 20.1(2) of the Loan Agreement shall be deemed incorporated herein and shall be read and construed mutatis mutandis with respect to the Guarantor's rights of set-off.

6.	Assignment

The Agent and the Lenders may assign or transfer all or any rights under this Letter of Guarantee only together with the Guaranteed Obligations and shall not otherwise dispose of any rights or obligations under this Letter of Guarantee.

7.	Notices

Any notice under this Letter of Guarantee shall be made in the manner provided for in Clause 30.5 of the Loan Agreement; provided that any such notice to the Guarantor shall be addressed to the Guarantor at its notice address set forth on Exhibit 5 (Guarantor's Contact).

8.	Governing Law and Jurisdiction

This Letter of Guarantee is governed by Japanese law and any dispute arising in connection with this Guarantee shall be submitted to the non-exclusive jurisdiction of the Tokyo District Court in the first instance.

9.	Language

This Letter of Guarantee shall be prepared in the English language and the English language version shall be deemed the original copy.

(English Translation - For Reference Purpose Only)

This Letter of Guarantee has been executed and delivered on the date stated at the beginning of this letter.

The Guarantor (honken hosho-nin)

COMCAST CORPORATION

By:

_________________________________

(English Translation - For Reference Purpose Only)

Agreed:

Sumitomo Mitsui Banking Corporation
as the Agent (acting for itself and on behalf of the Lenders

_________________________________

(English Translation - For Reference Purpose Only)

Exhibit 1

Definitions and Interpretation of Terms in the Letter of Guarantee

In the Letter of Guarantee, the following terms have the meaning set forth below, unless it is apparent that such terms mean otherwise in the context hereof.

(1)	"Annualized EBITDA" means, at any date of determination, EBITDA for the two (2) fiscal quarter periods then most recently ended times two (2).

(2)	"Cable Subsidiary" means a Subsidiary of the Guarantor (a) that operates a cable communications business or (b) whose sole purpose is to directly or indirectly own or hold an investment in another Person that operates a cable communications business.

(3)	"Consolidated Total Indebtedness" means, as of any date of determination, the total Indebtedness for borrowed money of the Guarantor and its Restricted Subsidiaries and Guaranty Obligations of the Guarantor and its Restricted Subsidiaries in respect of Indebtedness for borrowed money, determined on a consolidated basis in accordance with GAAP, but excluding, to the extent constituting Indebtedness for borrowed money or Guaranty Obligations in respect of Indebtedness for borrowed money, Indebtedness of the Guarantor and its Restricted Subsidiaries arising from (A) the asset monetization transactions in connection with CENTAUR FUNDING CORP (Vodafone Preferred) and any extensions, renewals or replacements thereof and (B) any asset monetization transactions which are recourse only to the assets so monetized and are done on substantially similar terms to the asset monetization transactions in connection with CENTAUR FUNDING CORP (Vodafone Preferred).

(4)	"Disposition" means (a) any sale, transfer or other disposition of assets or series of sales, transfers or other disposition of assets by the Guarantor or any Restricted Subsidiary (including by way of asset or stock sale, swap or merger) other than to the Guarantor or any Restricted Subsidiary or (b) the designation by the Guarantor of a Restricted Subsidiary as an Unrestricted Subsidiary.

(5)	"EBITDA" means, with respect to any Person or any income generating assets, for any period, an amount equal to (a) the operating income of such Person or generated by such assets calculated in accordance with GAAP adjusted to exclude gains and losses from unusual or extraordinary items, plus (b) depreciation, amortization and other non-cash charges to operating income, in each case for such period, minus (c) any cash payments made during such period in respect of any non-cash charges to operating income accrued during a prior period and added back in determining EBITDA during such prior period pursuant to clause (b) above, plus (d) corporate overhead expenses incurred by the

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Guarantor in an aggregate amount not to exceed $100,000,000 for any fiscal year of the Guarantor.

(6)	"GAAP" means generally accepted accounting principles applied on a consistent basis (but subject to changes approved by the Guarantor’s independent certified public accountants).

(7)	"Governmental Authority" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, central bank or public body, including the Federal Communications Commission of the United States, (c) any state public utilities commission or other authority and any federal, state, county, or municipal licensing or franchising authority or (d) any court or administrative tribunal.

(8)	"Guaranty Obligation" means, as to any Person, any (a) guaranty by such Person of Indebtedness of any other Person or (b) legally binding obligation of such Person to purchase or pay (or to advance or supply funds for the purchase or payment of) Indebtedness of any other Person, or to purchase property, securities, or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or to maintain working capital, equity capital or other financial statement condition of such other Person so as to enable such other Person to pay such Indebtedness; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, covered by such Guaranty Obligation or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

(9)	"Indebtedness" means as to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guaranty Obligations of such Person with respect to Indebtedness of others, (g) all capital lease obligations of such Person, (h) all Attributable Indebtedness under Sale-Leaseback Transactions under which such Person is the lessee and (i) all obligations of such Person as an account party in respect of outstanding letters

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of credit (whether or not drawn) and bankers’ acceptances; provided, however, that Indebtedness shall not include (i) trade accounts payable arising in the ordinary course of business and (ii) deferred compensation; provided, further, that in the case of any obligation of such Person which is recourse only to certain assets of such Person, the amount of such Indebtedness shall be deemed to be equal to the lesser of the amount of such Indebtedness or the value of the assets to which such obligation is recourse as reflected on the balance sheet of such Person at the time of the incurrence of such obligation; and provided, further, that the amount of any Indebtedness described in clause (e) above shall be the lesser of the amount of the Indebtedness or the fair market value of the property securing such Indebtedness.

(10)	"Leverage Ratio" means at any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date minus up to $1,000,000,000 of unrestricted cash and cash equivalents on the balance sheet of Guarantor and its Restricted Subsidiaries on or as of such date to (b) Annualized EBITDA of the Guarantor and its Restricted Subsidiaries, on consolidated basis.

(11)	"Material Acquisition" means any Acquisition (the "Subject Acquisition") (i) made at a time when the Leverage Ratio is in excess of 4.5 to 1.0 or (ii) that has an Annualized Acquisition Cash Flow Value (as defined below) for the period ended on the last day of the fiscal quarter most recently ended that is greater than five percent (5%) of the Annualized EBITDA of the Guarantor and its Restricted Subsidiaries, on a consolidated basis, for the same period. The "Annualized Acquisition Cash Flow Value" is an amount equal to (a) the Annualized EBITDA of the assets comprising the Subject Acquisition less (b) the Annualized EBITDA of any assets disposed of by the Guarantor or any Restricted Subsidiary (other than to the Guarantor or any Restricted Subsidiary) in connection with the Subject Acquisition.

(12)	"Material Debt" means Indebtedness for borrowed money incurred or issued by the Guarantor in an aggregate principal amount equal to or greater than $500,000,000.

(13)	"Material Disposition" means any Disposition (the "Subject Disposition") (i) made at a time when the Leverage Ratio is in excess of 4.5 to 1.0 or (ii) that has an Annualized Disposition Cash Flow Value (as defined below), for the period ended on the last day of the fiscal quarter most recently ended that is greater than five percent (5%) of the Annualized EBITDA of the Guarantor and its Restricted Subsidiaries, on a consolidated basis, for the same period. The "Annualized Disposition Cash Flow Value" is an amount equal to (a) the Annualized EBITDA of the assets comprising the Subject Disposition less (b) the Annualized EBITDA of any assets acquired by the Guarantor or any Restricted Subsidiary (other than from the Guarantor or any Restricted Subsidiary) in connection

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with the Subject Disposition.

(14)	"Person" of a Person means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

(15)	"Responsible Officer" means, as to any Person, the president, any vice president, the controller, the chief financial officer, the treasurer or any assistant treasurer of such Person. Any document or certificate hereunder that is signed by a Responsible Officer of the Guarantor shall be conclusively presumed to have been authorized by all necessary corporate action on the part of the Guarantor and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Guarantor.

(16)	"Restricted Subsidiary" means each Subsidiary of the Guarantor that is not an Unrestricted Subsidiary.

(17)	"Sale-Leaseback Transaction" means any arrangement whereby the Guarantor or any Restricted Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

(18)	"Significant Subsidiary " means (i) for so long as each shall remain a guarantor under the Guarantor Credit Facility, Comcast Cable Communications, LLC and NBCUniversal Media, LLC and (ii) any other Restricted Subsidiary whose Annualized EBITDA was greater than 5% of the Annualized EBITDA of the Guarantor and its Restricted Subsidiaries, on a consolidated basis, for the period of two fiscal quarters ended on the last day of the fiscal quarter most recently ended, or whose assets comprised more than 5% of the total assets of the Guarantor and its Restricted Subsidiaries, on a consolidated basis, as of the last day of the fiscal quarter most recently ended.

(19)	"Subsidiary" means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references to a "Subsidiary" or to "Subsidiaries" in this Letter of Guarantee shall refer to a Subsidiary or Subsidiaries of the Guarantor.

(20)	"Unrestricted Subsidiary" means any Subsidiary of the Guarantor designated as an "Unrestricted Subsidiary" from time to time in accordance with the procedure set forth in the Exhibit 3 (Designation of Unrestricted Subsidiaries) hereto. Until so designated, each

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Subsidiary of the Guarantor shall be a Restricted Subsidiary.

In the Letter of Guarantee and provisions of the Loan Agreement relating the Guarantor and any financial covenant with respect thereto, the following interpretative provisions shall apply.

For purposes of calculation of the Leverage Ratio, all accounting terms not specifically or completely defined in this Letter of Guarantee or the Loan Agreement (as applicable) shall be construed in conformity with GAAP applied on a consistent basis, as in effect from time to time in the United States of America; provided that if Borrower or the Guarantor notifies the Agent that Borrower or the Guarantor requests an amendment to any provision hereof or the Loan Agreement to eliminate the effect of any change occurring after the date of this Letter of Guarantee and the Loan Agreement in GAAP or in the application thereof on the operation of such provision, then if and to the extent a corresponding amendment has been made with respect to the Guarantor Credit Facility, the Borrower may, at its election, request an amendment to this Letter of Guarantee and/or the Loan Agreement to reflect a corresponding change, and the Lenders will not unreasonably deny or withhold to amend this Letter of Guarantee or the Loan Agreement.

Each required calculation of the Leverage Ratio shall be prepared in accordance with this provision, except for the exclusion of Unrestricted Subsidiaries from the calculations therein. Notwithstanding anything to the contrary contained herein, references herein to “the Guarantor and its Restricted Subsidiaries on a consolidated basis” (or similar words) shall be deemed to refer to the Guarantor and its Restricted Subsidiaries without taking into account the results or financial position of any Unrestricted Subsidiary and without taking into account any interest of the Guarantor or any of its Restricted Subsidiaries in any Unrestricted Subsidiary. Without limiting the foregoing, for purposes of determining compliance with any provision of this Letter of Guarantee or the Loan Agreement and any related definitions (as they relate to the financial covenant of the Guarantor), the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in GAAP that becomes effective on or after the date hereof that would require operating leases to be treated similarly to capital leases, including as a result of the implementation of proposed ASU Topic 840, or any successor or similar proposal. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein with respect to the Leverage Ratio (or any component thereof) shall be construed, and all computations of the Leverage Ratio (and any components thereof) referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any

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Indebtedness or other liabilities of the Guarantor or any Subsidiary at “fair value”, as defined therein.

Any financial ratios required to be maintained by the Guarantor pursuant to this Letter of Guarantee or the Loan Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Letter of Guarantee or the Loan Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Letter of Guarantee or the Loan Agreement.

For the purposes of calculating Annualized EBITDA of the Guarantor and its Restricted Subsidiaries on a consolidated basis, for any period (a “Test Period”), at the sole election of the Guarantor, (i) if at any time from the period commencing on the first day of such Test Period and ending on the last day of such Test Period (or, in the case of any pro forma calculation required to be made pursuant hereto in respect of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary that is a Material Disposition or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary that is a Material Acquisition, ending on the date such Material Disposition or Material Acquisition is consummated after giving effect thereto), the Guarantor or any Restricted Subsidiary shall have made any Material Disposition, the Annualized EBITDA for such Test Period may be reduced by an amount equal to the Annualized EBITDA (if positive) for such Test Period attributable to the assets which are the subject of such Material Disposition or increased by an amount equal to the Annualized EBITDA (if negative) for such Test Period attributable to such assets; (ii) if during such Test Period the Guarantor or any Restricted Subsidiary shall have made a Material Acquisition, Annualized EBITDA of the Guarantor and its Restricted Subsidiaries, on a consolidated basis, for such Test Period may be calculated after giving pro forma effect thereto (including the incurrence or assumption of any Indebtedness in connection therewith) as if such Material Acquisition (and the incurrence or assumption of any such Indebtedness) occurred on the first day of such Test Period; and (iii) if during such Test Period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Guarantor or any Restricted Subsidiary since the beginning of such Test Period shall have entered into any Material Disposition or Material Acquisition that would have required an adjustment pursuant to clause (i) or (ii) above if made by the Guarantor or a Restricted Subsidiary during such Test Period, Annualized EBITDA of the Guarantor and its Restricted Subsidiaries, on a consolidated basis, for such Test Period may be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition occurred on the first day of such Test Period. For the

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purposes of this section, whenever pro forma effect is to be given to a Material Disposition or Material Acquisition and the amount of income or earnings related thereto, the pro forma calculations may be determined in good faith by a Responsible Officer of the Guarantor. Comparable adjustments may be made in connection with any determination of Annualized EBITDA.

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Exhibit 2

Form of calculation sheet of the Financial Covenants

[MM/DD/YY]

To: Sumitomo Mitsui Banking Corporation

as Agent

Comcast Corporation [title]

Report regarding Financial Covenants

USJ Co., Ltd. (the "Company") hereby submits a report on the financial covenants as follows, pursuant to Section 4(2) of the Letter of Guarantee submitted by the Guarantor to the Agent and the Lenders dated as of May 1, 2017 (the "Letter of Guarantee "). The capitalized terms used but not otherwise defined herein are used with the meanings assigned to them in the Letter of Guarantee.

1.       List of financial institutions

(1)       Sumitomo Mitsui Banking Corporation

(2)       ●

(3)       ●

(4)       ●

2.       Financial Covenants

(1)       Date of Determination

(2)       Details of Calculation

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Exhibit 3

Designation of Unrestricted Subsidiaries

So long as no breach of the obligation of the Guarantor under the Letter of Guarantee exists or arises as a result thereof and subject to the next succeeding sentence, the Guarantor may from time to time designate a Restricted Subsidiary as an Unrestricted Subsidiary or designate an Unrestricted Subsidiary as a Restricted Subsidiary; provided that the Guarantor shall (a) provide the Agent written notification of such designation prior to or concurrently therewith (which written notification the Agent will promptly forward to the Lenders), and (b) if such designation is a Material Acquisition (in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary) or a Material Disposition (in the case of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary), within 10 Business Days after such notification, deliver to the Agent a certificate, in form reasonably acceptable to the Agent, demonstrating pro-forma compliance with item (a) of Section 4(1) of the Letter of Guarantee immediately prior to and after giving effect to such designation and (c) not designate as an Unrestricted Subsidiary any guarantor under the Guarantor Credit Facility that is a Significant Subsidiary and that guarantees Material Debt unless such guarantor is simultaneously released from its guarantee of such Material Debt. Notwithstanding anything to the contrary contained herein, (x) unless designated as an Unrestricted Subsidiary in compliance with clause (y) below, each Cable Subsidiary shall at all times be a Restricted Subsidiary for all purposes hereunder, and (y) the Guarantor may designate a Cable Subsidiary as an Unrestricted Subsidiary at any time when the Leverage Ratio (calculated after giving pro forma effect to such designation) is less than or equal to 4.50 to 1.00. The Guarantor hereby designates the Subsidiaries listed below as Unrestricted Subsidiaries.

List of Unrestricted Subsidiaries

-	Comcast Holdings Corporation and its subsidiaries (except Comcast Cable Communications, LLC and its subsidiaries)

-	Comcast Navy Holdings, LLC and its subsidiaries, including NBCUniversal Enterprise, Inc.

-	NBCUniversal Enterprise, Inc. (f/k/a Navy Holdings, Inc.)

-	Comcast Contribution Holdings, LLC and its subsidiaries

-	Comcast Navy Contribution Holdings, LLC and its subsidiaries

a. NBCUniversal, LLC and its subsidiaries (except for NBCUniversal Media, LLC)

-	Comcast Navy Acquisition, LLC and its subsidiaries

-	Comcast CSA Holdings, LLC and its subsidiaries

-	NBCUniversal Asia, LLC and its subsidiaries (Universal Studios Japan)

-	Subsidiaries of Universal City Studios Productions LLLP that are solely and specifically related

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to Comcast’s ownership and development of a theme park in Beijing China and all of their current and future subsidiaries. Those entities existing as of the date hereof are: (i) Universal Studios Recreation China Planning Services LLC, (ii) Universal Beijing WFOE Holding LLC, (iii) Universal Beijing Servicer Holding, LLC, (iv) Universal Beijing Development Services LLC, (v) Universal Beijing Owner Holding LLC and (vi) Universal Beijing Services LLC

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Exhibit 4

(Intentionally Deleted)

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Exhibit 5

Guarantor's Contact

Name and department in charge	Address	TEL/FAX
Comcast Corporation Attn: General Counsel with a copy to: Davis Polk & Wardwell LLP Attn: Jason Kyrwood	For Comcast One Comcast Center Philadelphia, PA 19103 For Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	For Comcast TEL: 215-286-1700 FAX: 215-286-7794 Email: corporate_legal@comcast.com For Davis Polk & Wardwell LLP FAX: 212-701-5653 Email: jason.kyrwood@davispolk.com

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Schedule 11

List of Contacts

1.	The Borrower

Name and department in charge	Address	TEL/FAX
USJ Co., Ltd. Accounting and finance department	2-1-33, Sakurajima, Konohana-ku, Osaka, 554-0031	TEL: 06-6465-3023 FAX: 06-6465-3534

2.	The Lender

Name and department in charge	Address	TEL/FAX
Sumitomo Mitsui Banking Corporation Osaka Corporate Business Dept. III	4-6-5, Kitahama, Chuo-ku, Osaka, 541-0041	TEL: 06-6227-2218 FAX: 06-6227-2254
Mizuho Bank, Ltd. Osaka Corporate Banking Department No.1	4-2-1, Imabashi, Chuo-ku, Osaka, 541-0042	TEL: 06-6223-6927 06-6223-6924 FAX: 06-6223-6820
The Bank of Tokyo-Mitsubishi UFJ, Ltd. Osaka Corporate Banking Division No.3, Corporate Banking Department No.3	1-1-5, Dojimahama, Kita-ku, Osaka, 530-0004	TEL: 06-6206-9036 FAX: 06-6206-9039
Development Bank of Japan Inc. Kansai Branch Project Division for Urban Development	4-1-1, Imabashi, Chuo-ku, Osaka, 541-0042 Yodoyabashi Mitsui Building 13F	TEL: 06-4706-6315 FAX: 06-4706-6421
Nippon Life Insurance Company CORPORATE FINANCE DEPARTMENT	3-5-12, Imabashi, Chuo-ku, Osaka, 541-8501	TEL: 06-6209-6057 FAX: 06-6233-4324
The Norinchukin Bank Kansai Corporate Finance Division	4-1-1, Imabashi, Chuo-ku, Osaka, 541-0042	TEL: 06-6205-2423 FAX: 06-6205-2049

3.	The Agent

Name and department in charge	Address	TEL/FAX
Sumitomo Mitsui Banking Corporation Structured Finance Dept.	1-3-2, Marunouchi, Chiyoda-ku, Tokyo 100-0005	TEL: 03-6706-5714 FAX: 03-6706-9880